UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2025

AvidXchange Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40898	86-3391192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1210 AvidXchange Lane

Charlotte, North Carolina 28206

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 800 560-9305

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AVDX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into Material Definitive Agreement.

Agreement and Plan of Merger

On May 6, 2025, AvidXchange Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arrow Borrower 2025, Inc., a Delaware corporation (“Parent”), and Arrow Merger Sub 2025, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are subsidiaries of an investment fund affiliated with TPG Global, LLC. Corpay, Inc. (“Corpay”) will also be a direct or indirect investor in Parent.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), and by virtue of the Merger, each share of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned directly by Parent, Merger Sub or their subsidiaries immediately prior to the Effective Time or held in treasury of the Company (which will be automatically canceled at the Effective Time for no consideration), (ii) shares of Company Common Stock as to which statutory rights of appraisal have been properly and validly exercised under Delaware law and (iii) shares of Company Common Stock contributed to Arrow Parent 2025, L.P., a Delaware limited partnership (“Topco”), by the Rollover Stockholders (as defined below) prior to the Effective Time), will be automatically canceled and converted into the right to receive cash in an amount equal to $10.00 (as may be adjusted pursuant to the Merger Agreement, the “Merger Consideration”), payable to the holder thereof, without interest, subject to any required withholding of taxes.

The independent members of the board of directors of the Company (the “Board”) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company and its stockholders, approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and resolved to recommend adoption of the Merger Agreement by the stockholders of the Company.

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholder meeting that will be held on a date to be announced as promptly as reasonably practicable following the customary review process of the Securities and Exchange Commission (the “SEC”).

If the Merger is consummated, the Company Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, and the Company will become a privately held company.

Treatment of Company Compensatory Awards

Additionally, effective as of immediately prior to the Effective Time:

•

each option to purchase Company Common Stock (a “Company Option”) that is outstanding and unexercised and vested immediately prior to the Effective Time (each, a “Vested Company Option”) will automatically be cancelled and terminated and converted into the right to receive an amount in cash, if any, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Vested Company Option;

•

each Company Option that is outstanding and unvested immediately prior to the Effective Time (each, an “Unvested Company Option”) will be substituted and immediately converted into an award representing the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Unvested Company Option, subject to the same terms and conditions applicable to such award immediately prior to the Effective Time (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting);

•

each award of restricted stock units, with respect to shares of Company Common Stock that are subject to vesting or forfeiture (a “Company RSU Award”) that remains outstanding immediately prior to the Effective Time and that vests upon the occurrence of the Effective Time by its existing terms will automatically be cancelled and terminated as of immediately prior to the Effective Time and converted into a right to receive an amount of cash equal to the product of (i) the aggregate number of shares of Company Common Stock underlying such Company RSU Award multiplied by (ii) the Merger Consideration; and

•

except as otherwise set forth in a written agreement among the Company, Parent and the holder of a Company RSU Award entered into prior to the Effective Time, each Company RSU Award (together with Company Options, “Company Compensatory Awards”) that remains outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms will automatically be substituted and immediately converted into an award representing the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, subject to the terms and conditions of the corresponding Company RSU Award (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting).

All amounts payable with respect to the Company Compensatory Awards will be subject to deduction for any required tax withholding. For the avoidance of doubt, if the exercise price per share of any Vested Company Option or Unvested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option or Unvested Company Option, as applicable, will automatically terminate without payment of any consideration to the holder thereof.

Conditions to Closing

The Closing (as defined in the Merger Agreement) is subject to the satisfaction or waiver of certain customary closing conditions, including:

•	the receipt of required approval by the Company’s stockholders (the “Company Stockholder Approval”);

•

the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the clearances, approvals, consents and expiration or termination of applicable waiting periods under other specified antitrust laws;

•

the receipt of consents, authorizations, approvals, filings, notifications, waivers, exemptions, non-objections or registrations related to money transmitter licenses or in connection with a change in control of the Company or any of its subsidiaries under applicable money transmitter requirements and expiration or termination of applicable waiting periods;

•	the absence of any order, judgment, decree, injunction or ruling that prevents or makes illegal the consummation of the Merger;

•

the accuracy of the representations and warranties contained in the Merger Agreement and compliance with the covenants contained in the Merger Agreement, in each case, subject to customary qualifications;

•	no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement; and

•	the receipt of closing certificates certifying that the applicable closing conditions have been satisfied.

The availability of Parent’s financing is not a condition to the consummation of the Merger.

No-Shop

The Merger Agreement contains a customary “no-shop” provision that restricts the Company’s ability to, among other things, solicit Acquisition Proposals (as defined in the Merger Agreement) from third parties and provide non-public information to, and engage in discussions or negotiations with, third parties regarding Acquisition Proposals. The “no-shop” provision allows the Company to, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, provide non-public information to third parties and their representatives that have made bona fide written Acquisition Proposals that constitute, or would reasonably be expected to lead to, a Superior Proposal (as defined in the Merger Agreement).

Prior to obtaining the Company Stockholder Approval, the Board may, in certain circumstances, effect an Adverse Recommendation Change (as defined in the Merger Agreement) or terminate the Merger Agreement and enter into a Superior Proposal, subject to complying with specified notice requirements to Parent and other conditions set forth in the Merger Agreement, including paying a termination fee to Parent in specified circumstances, as described below.

Termination and Fees

The Merger Agreement contains certain termination rights for each of the Company and Parent, including, among others: (i) subject to certain limitations, if the consummation of the Merger does not occur on or before the twelve-month anniversary of the signing of the Merger Agreement (the “End Date”); (ii) if the Company Stockholder Approval is not obtained following the meeting of the Company’s stockholders for purposes of obtaining such Company Stockholder Approval; and (iii) if the other party breaches its obligations under the Merger Agreement such that there is a failure of certain conditions to the Merger and which breach is not timely cured. In addition, subject to certain conditions, the Merger Agreement may be terminated (a) subject to certain limitations, by Parent if a required money transmitter approval has been denied and such denial has become final and non-appealable; (b) by Parent if prior to the receipt of the Company Stockholder Approval, the Board makes an Adverse Recommendation Change; (c) by the Company to enter into an acquisition agreement with respect to a Superior Proposal; and (d) by the Company if Parent fails to timely consummate the Merger after the satisfaction or waiver of certain closing conditions and the Company stands ready to consummate the Closing. The Company and Parent may also terminate the Merger Agreement by mutual written consent.

The Company will be required to pay Parent a termination fee of $78,000,000 upon valid termination of the Merger Agreement under specified circumstances, including: (i) the Company’s termination of the Merger Agreement prior to the receipt of Company Stockholder Approval in order to enter into an acquisition agreement to effect a Superior Proposal; (ii) Parent’s termination of the Merger Agreement if, prior to the receipt of Company Stockholder Approval, the Company makes an Adverse Recommendation Change; and (iii) the Company enters into an acquisition agreement for an Acquisition Proposal within 12 months of the termination of the Merger Agreement under certain circumstances.

Parent will be required to pay the Company a termination fee of $133,000,000 upon valid termination of the Merger Agreement under specified circumstances, including: (a) the Company’s termination of the Merger Agreement if Parent fails to timely consummate the Merger after the satisfaction or waiver of certain closing conditions and the Company stands ready to consummate the Closing; and (b) the Company’s termination of the Merger Agreement if Parent breaches its representations, warranties, covenants or agreements under the Merger Agreement such that there is a failure of certain conditions to the Merger that is not timely cured. Each of TPG Guarantor (as defined below) and Corpay has provided a limited guarantee with respect to the payment of its portion of the termination fee payable by Parent in accordance with its pro rata share of the equity financing in the event such termination fee becomes payable, subject to the terms and conditions set forth in the Merger Agreement and such limited guarantee.

In addition, if the Merger Agreement is terminated under any of the circumstances requiring payment of a termination fee and the applicable party fails to pay the applicable termination fee when due, such party may be required to reimburse the other party’s expenses under certain circumstances, in an amount not to exceed $5,000,000.

Financing

Parent and Merger Sub have secured committed equity financing on the terms and subject to the conditions set forth in equity commitment letters provided by each of TPG Partners IX, L.P. (“TPG Guarantor”) and Corpay, in an amount sufficient to consummate the transaction, including:

•	the payment of the aggregate consideration in the Merger to which holders of Company Common Stock and Company Compensatory Awards will be entitled at Closing; and

•	the payment of fees and expenses required to be paid by Parent and its Affiliates in connection with the transactions contemplated by the Merger Agreement.

In addition, Parent has secured debt financing from certain lenders on the terms and subject to the conditions set forth in a debt commitment letter. The proceeds of the debt financing will be used directly or indirectly for the (i) payment of a portion of the Merger Consideration, (ii) other payments contemplated by the Merger Agreement (including repayment in full of all outstanding indebtedness under the Company Credit Agreement (as defined in the Merger Agreement)), (iii) Parent’s or Merger Sub’s transaction fees and expenses relating to the foregoing and (iv) to fund working capital and general corporate purposes.

Other Terms of the Merger Agreement

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business and operations in all material respects in the ordinary course between the execution of the Merger Agreement and closing of the transaction, not to engage in certain transactions during that period (including the payment of dividends) without the prior written consent of Parent, to convene and hold a meeting of its stockholders to consider and vote upon the Merger, to obtain regulatory approvals, and, subject to certain customary exceptions, for its board of directors to recommend that its stockholders approve and adopt the Merger Agreement. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including with respect to Parent’s efforts to obtain regulatory approvals and the financing described above.

The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement; provided, that the Company may cause Parent to cause the equity financing to be fully funded and to effect the Closing only if certain conditions have been satisfied.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement has been attached as an exhibit to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will file in connection with the Merger, as well as in the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the SEC.

Rollover Agreements

Certain officers of the Company (each, a “Rollover Stockholder”) have entered into rollover agreements with Arrow Holdings 2025, Inc., a Delaware corporation (“Holdings”), and Topco (the “Rollover Agreements”) pursuant to which, among other matters, each Rollover Stockholder will, prior to the Effective Time, contribute, assign, transfer and deliver to Holdings certain shares of Company Common Stock held by such Rollover Stockholder in exchange for Holdings shares and each Rollover Stockholder will immediately thereafter contribute the Holdings shares to Topco in exchange for Topco issuing newly issued units of Topco to such Rollover Stockholder, in each case, in accordance with the terms of the Rollover Agreements.

Voting and Support Agreement

Michael Praeger and certain of his affiliated entities (the “Supporting Stockholders”) have entered into a voting and support agreement with Parent and the Company (the “Voting and Support Agreement”) with respect to all shares of Company Common Stock beneficially owned by the Supporting Stockholders as set forth in the Voting and Support Agreement (collectively, the “Covered Shares”).

As of the date of the Voting and Support Agreement, the Supporting Stockholders hold, collectively, approximately 7.8% of the voting power of Company Common Stock. Under the Voting and Support Agreement, the Supporting Stockholders have agreed to, among other things:

•	vote the Covered Shares in favor of the approval of the Merger, the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement; and

•

vote against any Acquisition Proposal or take any action that would result in a breach in any material respect of any covenant, representation or warranty of the Company under the Merger Agreement or of the Supporting Stockholders under the Voting and Support Agreement or that would impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger.

Notwithstanding the foregoing, the Supporting Stockholders may take actions if specifically authorized by the Board subject to the “no-shop” provision in the Merger Agreement, including discussing a rollover or other reinvestment agreement with respect to their Covered Shares on substantially similar terms and conditions to the Rollover Agreements under certain specified circumstances.

The foregoing description of the Voting and Support Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting and Support Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 5.02.	Departure for Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, the Company is expected to implement a retention bonus program with an aggregate value of approximately $3,000,000 (the “Retention Bonus Program”) to promote retention and incentivize efforts to consummate the Transaction. Under the Retention Bonus Program, each of the Company’s named executive officers and certain other key employees will be eligible for a retention bonus. Each award under the Retention Bonus Program will be paid in cash or, if so elected by the individual prior to Closing, in the form of restricted common units of Parent or an affiliate.

Each award (whether to be satisfied in cash or Parent restricted common units) will vest in three substantially equal annual installments on the first three anniversaries of the Closing Date, subject to the individual’s continuing service through the applicable payment or vesting date. In the event of an individual’s termination in a manner that would give rise to the payment of any severance, he or she will remain eligible to receive any unvested portion of his or her award, subject to the execution of a general release of claims.

* * *

Important Information and Where to Find It

This Current Report on Form 8-K is being made in respect of the proposed transaction (the “Transaction”) involving the Company, Parent and Merger Sub. The Transaction will be submitted to the Company’s stockholders for their consideration and approval at a special meeting of the Company’s stockholders. In connection with the Transaction, the Company expects to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”), the definitive version of which (if and when available) will be sent or provided to the Company’s stockholders and will contain important information about the Transaction and related matters. The Company, affiliates of the Company and affiliates of Parent intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. The Company may also file other relevant documents with the SEC regarding the Transaction. This Current Report on Form 8-K is not a substitute for the Proxy Statement, the Schedule 13E-3 or any other document that the Company may file with the SEC. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY

AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors and security holders may obtain free copies of the Proxy Statement, the Schedule 13E-3 and other documents containing important information about the Company and the Transaction that are filed or will be filed with the SEC by the Company when they become available at the SEC’s website at www.sec.gov or at the Company’s website at ir.avidxchange.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Transaction. Information regarding the Company’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement for the 2025 annual meeting of stockholders, which was filed with the SEC on April 30, 2025 (the “2025 Annual Meeting Proxy Statement”), and will be available in the Proxy Statement. To the extent holdings of the Company’s securities by such directors or executive officers (or the identity of such directors or executive officers) have changed since the information set forth in the 2025 Annual Meeting Proxy Statement, such information has been or will be reflected on the Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of the Company’s directors and executive officers in the Transaction will be included in the Proxy Statement if and when it is filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations, estimates and projections about future events, which are subject to change. Any statements as to the expected timing, completion and effects of the Transaction or that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “intend,” “aim,” “plan,” “believe,” “could,” “seek,” “see,” “should,” “will,” “may,” “would,” “might,” “considered,” “potential,” “predict,” “projection,” “estimate,” “forecast,” “continue,” “likely,” “target” or similar expressions. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results to differ materially from those expressed in any forward-looking statements.

These risks, uncertainties, assumptions and other important factors that might materially affect such forward-looking statements include, but are not limited to: (i) the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction that could reduce anticipated benefits or cause the parties to abandon the Transaction; (ii) the possibility that the Company’s stockholders may not approve the Transaction; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement entered into pursuant to the Transaction; (iv) the risk that the parties to the merger agreement may not be able to satisfy the conditions to the Transaction in a timely manner or at all; (v) the risk of any litigation relating to the Transaction; (vi) the risk that the Transaction and its announcement could have an adverse effect on the ability of the Company to retain buyers and retain and hire key personnel and maintain relationships with buyers, suppliers, employees, stockholders and other business relationships and on the Company’s operating results and business generally; (vii) the risk that the Transaction and its announcement could have adverse effects on the market price of the Company’s common stock; (viii) the possibility that the parties to the Transaction may not achieve some or all of any anticipated benefits with respect to the Company’s business and the Transaction may not be completed in accordance with the parties’ expected plans or at all; (ix) the risk that restrictions on the Company’s conduct during the pendency of the Transaction may impact the Company’s ability to pursue certain business opportunities; (x) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances requiring the Company to pay a termination fee; (xii) the risk that the Company’s stock price may decline significantly if the Transaction is not consummated; (xiii) the Company’s ability to enter into new strategic relationships and to further develop existing strategic relationships, including relationships with accounting and enterprise resource planning software providers, financial institutions, payment processing and other service providers; (xiv) the Company’s ability to develop or acquire and deploy new solutions; (xv) the Company’s ability to raise capital and the terms of those financings; (xvi) the Company’s ability to identify and respond to cybersecurity threats and incidents; (xvii) the risk posed by legislative, regulatory and economic developments affecting the Company’s business; (xviii) general economic and market developments and conditions, including with respect to federal monetary policy, federal trade policy, interest rates, interchange rates, labor shortages and supply chain issues; and (xix) the other risk factors and cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents filed by the Company with the SEC. The above list of factors is not exhaustive or necessarily in order of importance. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to, and specifically disclaims any obligation to, update any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of May 6, 2025, by and among Parent, Merger Sub and the Company.*

10.1	Voting and Support Agreement, dated as of May 6, 2025, by and among Parent, the Company, Holdings and the stockholders party thereto.*

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

*

Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDXCHANGE HOLDINGS, INC.

By:	/s/ Ryan Stahl
Name:	Ryan Stahl
Title:	General Counsel, Senior Vice President and Secretary

Dated: May 7, 2025

Exhibit 2.1

STRICTLY PRIVATE & CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ARROW BORROWER 2025, INC.,

ARROW MERGER SUB 2025, INC.

AND

AVIDXCHANGE HOLDINGS, INC.

May 6, 2025

i

ii

Exhibit A	Form of Surviving Corporation Certificate of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 6, 2025, is entered into by and among AvidXchange Holdings, Inc., a Delaware corporation (the “Company”), Arrow Borrower 2025, Inc., a Delaware corporation (“Parent”), and Arrow Merger Sub 2025, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”), by a unanimous vote of the directors present and voting, has (i) determined that this Agreement and the Transactions, including the Merger, are fair, advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair, advisable and in the best interests of Merger Sub, and (ii) approved the execution, delivery and performance of this Agreement and the Transactions, including the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent to be effective by its terms immediately following execution of this Agreement, adopting this Agreement and the Transactions, including the Merger, pursuant to the DGCL;

WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the holders of shares of Company Common Stock set forth on Section 1.01(a) of the Company Disclosure Letter (collectively, the “Rollover Holders”) have entered into one or more rollover agreements (the “Rollover Agreements”) with Parent, pursuant to which each Rollover Holder has agreed, subject to the terms and conditions set forth therein, to exchange certain of their shares of Company Common Stock having an aggregate value equal to the Rollover Amount (the “Rollover Shares”) for equity interests of Arrow Parent 2025, L.P. (the “Rollover”);

WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, Parent, the Company and certain Persons, in their capacity as stockholders of the Company, have simultaneously herewith entered into the Voting and Support Agreement (the “Voting and Support Agreement”) in connection with the Merger;

WHEREAS, as a material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of TPG Partners IX, L.P. (the “TPG Guarantor”) and Corpay, Inc. (“Corpay”) and together with the TPG Guarantor, the “Guarantors” and each, a “Guarantor”) has delivered to the Company (i) a limited guarantee (each, a “Limited Guarantee”), pursuant to which such Guarantor has agreed, subject to the terms and conditions therein, to guarantee certain of the obligations of Parent and Merger Sub hereunder, and (ii) an Equity Commitment Letter (as defined below) pursuant to which such Guarantor has agreed, subject to the terms and conditions therein, to provide to Parent at or prior to the Closing a portion of the Equity Financing (as defined below); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Acquired Companies that (i) contains confidentiality and use provisions that are no less favorable and other terms that are not, in the aggregate, less favorable to the Company than the terms of either of the Confidentiality Agreements, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals and (ii) does not contain any provision that would prevent the Company from complying with any of its obligations under this Agreement.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the Transactions or any other proposal or offer from Parent or any of its Subsidiaries, any proposal or offer from a Third Party (or group of Third Parties) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (A) twenty percent (20%) or more of the consolidated revenue, net income or assets of the Acquired Companies, taken as a whole, or (B) twenty percent (20%) or more of the combined voting power of the Company; (ii) any direct or indirect purchase or other acquisition, in a single transaction or series of related transactions, or a tender offer or exchange offer that if consummated would result in any Person or group acquiring beneficial ownership of twenty percent (20%) or more of the combined voting power of the Company; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party (or group of Third Parties) or its or their shareholders, if consummated, would acquire twenty percent (20%) or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Notwithstanding the foregoing, (i) no direct or indirect portfolio company (as such term is generally understood in the private equity industry) of any investment funds or investment vehicles affiliated with, or managed or advised by, TPG Global, LLC, TPG Inc. or the TPG Guarantor shall be deemed to be an Affiliate of Parent or Merger Sub and (ii) in no event shall the Company or its Subsidiaries be considered an Affiliate of Parent, Merger Sub, the Guarantors or any of their respective Affiliates prior to the Effective Time.

“Anti-Corruption Laws” means all Applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto.

“Anti-Money Laundering Laws” means the applicable anti-money laundering statutes, and the regulations thereunder, of any jurisdiction in which any Acquired Company conducts business or is located, including, without limitation, the US Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA PATRIOT Act of 2001 (as amended and updated) and their implementing regulations.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether U.S., foreign or multinational).

“Applicable Law” means, with respect to any Person, (i) any Law that is binding upon or applicable to such Person or the operation of its business and (ii) solely with respect to processing transactions, any Law, procedure, guideline or operating or technical rule, standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Network.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, rules or regulations thereto.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letters.

“Company Balance Sheet” means the consolidated audited balance sheet of the Company as of December 31, 2024 and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means December 31, 2024.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Compensatory Award” means each Company Option and Company RSU Award.

“Company Credit Agreement” means that certain Amended and Restated Credit and Security Agreement, dated as of August 8, 2024, among the Company, AFV Commerce, Inc. and other subsidiary that may become parties thereto, as borrowers, the lenders named therein, Keybank National Association, as Administrative Agent, and certain other parties thereto.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.

“Company IP” means any and all Intellectual Property Rights owned (or purported to be owned) by any Acquired Company.

“Company IT Assets” means any and all computer systems, servers, network equipment, data communication lines and other tangible information technology assets, equipment, systems, and networks that are owned, leased, or licensed by or on behalf of any of the Acquired Companies and used in the operation of their businesses.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event (each, an “Effect”) (i) that, individually or in the aggregate with other Effects, would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Merger or (ii) that, individually or in the aggregate with other Effects, had, has or would reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole; provided, however, solely for purposes of a Company Material Adverse Effect under this clause (ii), that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in Applicable Law, GAAP or any other applicable accounting standards or any interpretation of any of the foregoing; (ii) general economic, political, regulatory or legislative, or business conditions or changes therein, or acts of terrorism, epidemics or pandemics, disease outbreaks or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities, any acts of sabotage, terrorism, riot, national or international calamity) or any escalation or worsening of or arising out of the foregoing; (iii) financial, credit, commodities, securities and capital markets conditions, including tariffs, interest rates, credit ratings and currency exchange rates, and any changes therein; (iv) seasonal fluctuations in the business of the Acquired Companies; (v) any change generally affecting the industries in which the Acquired Companies operate; (vi) the negotiation, entry into or announcement of this Agreement, the pendency or consummation of the Transactions, the performance of this Agreement, the identity of, or any facts or circumstances relating to, the Guarantor, Parent or Merger Sub or their respective Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing or the respective plans or intentions of the foregoing with respect to the Company or its business (including (x) the initiation of litigation by any stockholder of the Company with respect to this Agreement or the Transactions or (y) any termination of, reduction in or similar negative impact on the Acquired Companies’ relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Acquired Companies, in each case, due to the negotiation, entry into, announcement, pendency or performance of this Agreement or identity of the parties to this Agreement (or their Affiliates) or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies; provided that this clause (vi) shall not apply to any representation or warranty (or related condition) contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (vii) the taking of any action required or expressly contemplated by this Agreement (other than pursuant to Section 6.01(a)) or requested in writing by Parent; (viii) any act of God or natural disaster; (ix) any change in the price or trading volume of the Company’s securities or other financial instruments, in and of itself (provided that this clause (ix) shall not prevent a determination that any change or effect underlying such change has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); or (x) any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts (provided that this clause (x) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); provided, that solely in the case of clause (i), (ii), (iii), (v) or (viii), to the extent that the Acquired Companies, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Acquired Companies operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

“Company Option” means an option to purchase Company Common Stock.

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company RSU Award” means an award of restricted stock units, with respect to shares of Company Common Stock that are subject to vesting or forfeiture.

“Company Source Code” means any and all Source Code authored by or on behalf of any of the Acquired Companies, and any and all Source Code of any product, service or technology of the Acquired Companies or otherwise included in the Company IP.

“Company Stock Plans” means the Company’s 2010 Stock Option Plan, 2017 Amendment and Restatement of the 2020 Stock Option Plan, Equity Incentive Plan, 2021 Long-Term Incentive Award Plan, and 2021 Employee Stock Purchase Plan, each as amended from time to time.

“Company Termination Fee” means $78,000,000.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 6, 2025, between TPG Global, LLC and the Company.

“Confidentiality Agreements” means, collectively, the Confidentiality Agreement and the Corpay Confidentiality Agreement.

“Continuing Employees” means all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with Parent, the Surviving Corporation or any of their Subsidiaries.

“Contract” means any legally binding contracts, agreements, subcontracts, leases, licenses, purchase orders or other commitment or undertaking.

“Corpay Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 6, 2025, by and between Corpay and the Company, as amended and supplemented by that certain Clean Team Addendum, dated as of April 20, 2025, by and between Corpay and the Company.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, between Parent and the Debt Financing Sources party thereto (including all exhibits, annexes, schedules, term sheets and executed fee letters related thereto (which fee letters may be redacted solely to omit fee amounts and economic terms that do not impact the amount or availability of the Debt Financing or expand the conditions to obtaining the Debt Financing on the Closing Date) attached thereto or contemplated thereby), as the same may be amended, amended and restated, supplemented, modified or replaced in compliance with this Agreement or as required by Section 6.15 following a Financing Failure Event, pursuant to which the Debt Financing Sources party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing set forth therein for the purposes of financing (together with the proceeds of the Equity Financing) the Transactions.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any “market flex” terms in the related fee letters).

“Debt Financing Deliverables” means the following customary documents to be delivered in connection with the Debt Financing: (i) a Payoff Letter with respect to the Company Credit Agreement, (ii) at least three (3) Business Days prior to the Closing Date, documentation and other information reasonably requested at least ten (10) days prior to the Closing Date by the Debt Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, (iii) customary authorization letters with respect to the bank information memoranda executed by a senior officer of the Company authorizing the distribution of information to prospective lenders or investors and containing (A) a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities and (B) a “10b-5” representation by the Company consistent with the Debt Commitment Letter; provided that the marketing materials shall contain customary exculpatory provisions in favor of the Company and its Affiliates and (iv) any pertinent and customary information regarding the Acquired Companies as may be reasonably requested by Parent, to the extent that such information is required in connection with the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing.

“Debt Financing Related Persons” means (i) the Debt Financing Sources, (ii) any Affiliates of the Debt Financing Sources and (iii) the respective stockholders, partners, members, controlling Persons and Representatives of each Person identified in clauses (i) and (ii) of this definition and the successors and permitted assignees of any of the foregoing.

“Debt Financing Sources” means the Persons that are party to, and have committed to provide or arrange all or any part of the Debt Financing pursuant to, the Debt Commitment Letter or any additional or replacement lender, arranger, bookrunner, agent or other entity acting in a similar capacity for the Debt Financing (but excluding, for the avoidance of doubt, Parent and Merger Sub).

“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment human health and safety (solely as related to exposure to Hazardous Materials) or the generation, use, management, treatment, storage, disposal or Release of Hazardous Materials.

“Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Financing” means the Debt Financing and the Equity Financing.

“Financing Conditions” means (i) with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter and (ii) with respect to the Equity Financing, the conditions precedent set forth in Section 2 of the Equity Commitment Letters.

“Financing Failure Event” means any of the following: (i) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated; (ii) for any reason, all or any portion of the Debt Financing necessary for Parent to consummate the Transactions becoming unavailable; (iii) a breach or repudiation by any Debt Financing Source party to the Debt Commitment Letter or any of their Affiliates with respect to the obligation to fund the Debt Financing at Closing; or (iv) it becoming reasonably foreseeable based on objective facts becoming known to Parent that any of the events set forth in clauses (i) through (iii) were more likely than not to occur.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, county, municipal, local or foreign government, governmental authority, regulatory, tax or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitral body, quasi-governmental authority, court or tribunal or any self-regulatory organization (including Nasdaq).

“Governmental Order” means any order, judgment, consent agreement, memorandum of understanding, settlement agreement, injunction, decree, writ, stipulation, determination or award, in each case, entered, issued or promulgated by or with any Governmental Authority.

“Hazardous Materials” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, per-and polyfluoroalkyl substances and any substance or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Indebtedness” means, with respect to any Person and as of any time of determination (and without duplication), all obligations (including, as applicable, the principal and accrued and unpaid interest thereon, any prepayment, redemption fees, premiums, penalties and any other amounts payable that would arise at the Closing as a result of the discharge of the obligations, including, in each case, any such amounts set forth in the applicable Payoff Letter) of such Person consisting of: (i) any indebtedness for borrowed money; (ii) all obligations evidenced by debt securities, bonds, debentures, notes or similar instruments (but excluding performance bonds, surety bonds and similar instruments); (iii) all obligations under leases required to be treated as capital leases in accordance with GAAP; or (iv) all obligations with respect to earn-outs, purchase price holdbacks or similar obligations or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business).

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including: (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, substitutions and extensions thereof (collectively, “Patents”), (ii) trademarks, trade names, service marks, service names, brand names, trade dress, logos, domain names and social media identifiers and accounts, and other indicators or origin (whether or not registered), and all goodwill associated therewith, (iii) copyrights and works of authorship, (iv) all registrations, renewals and applications for or of any of the foregoing, (v) trade secrets and rights in know-how, confidential information, technical data, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) rights in computer software (including Source Code, object code, firmware, operating systems and specifications), (vii) rights in databases and data collections, and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Intervening Event” means any Effect that (i) was not known by or reasonably foreseeable to the Company Board as of the date of this Agreement, and (ii) does not relate to (A) the mere fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (A) may be considered and taken into account to the extent it would otherwise qualify under the foregoing clause (i)) or (B) an Acquisition Proposal or Superior Proposal (or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or Superior Proposal), in each case of clauses (i) and (ii), that becomes known to or by the Company Board prior to adoption of this Agreement by the Required Company Stockholder Approval.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company the actual knowledge, after reasonable inquiry, of any of Michael Praeger, Joel Wilhite and Ryan Stahl, and (ii) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of any of John Flynn, Ankush Sharda and Tim Millikin.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, codes, rules, regulations, ordinances or treaties enacted, adopted, promulgated or enforced by any Governmental Authority, or Governmental Orders.

“Leased Real Property” means real property leased or subleased by an Acquired Company and which provides for annual base rental payments in excess of $400,000.

“Lien” means any mortgage, deed of trust, charge, pledge, easement, hypothecation, encumbrance, option, right of first refusal, adverse claim, security interest or similar encroachment or other lien, license or restriction of any kind.

“Money Transfer Change of Control Filings” shall mean the applications, filings, notices and any other submissions required by Money Transmitter Requirements in connection with a change in control of the Company or any of its Subsidiaries holding a Money Transmitter License.

“Money Transmitter License” shall mean any consent, authorization, certificate, certificate of authorization, approval, filing, registration, license, franchise, permit, exemption, variance, waiver or non-objection, concession, ratification, permission, confirmation, endorsement, certification, designation, rating, registration or qualification that is necessary or required under any Money Transmitter Requirement, or that is issued, granted, or given pursuant to any Money Transmitter Requirement.

“Money Transmitter Requirements” shall mean any and all Applicable Law or Contracts with Governmental Authorities relating or pertaining to the business of transmitting or remitting money, monetary value or virtual currency, electronic funds transfers, remittances, issuing or selling stored value, prepaid access or the like, issuing or selling payment instruments, the custody, transfer or exchange of money, monetary value or virtual currency, or any similar payment or money services, including those related to money, monetary value, virtual currency or other digital assets.

“Nasdaq” means the Nasdaq Stock Market LLC or any successor exchange.

“Network” means any payment system, card association, debit network, or similar entity, or any other similar network permitting businesses and/or consumers to engage in financial transactions using a credit, debit, or prepaid card or account, or a bank account, including Mastercard, Visa, Discover, JCB, American Express, and the National Automated Clearing House Association.

“Open Source Material” shall mean any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License or any other licenses identified by the Open Source Initiative as “open source licenses”.

“Owned Real Property” means each parcel of real property owned by an Acquired Company.

“Parent Termination Fee” means $133,000,000.

“Payoff Letter” means, with respect to any indebtedness for money borrowed of any Acquired Company, a customary payoff letter executed by the lenders (or their duly authorized agent or representative) of such indebtedness, which such Payoff Letter with respect to the Company Credit Agreement shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any obligations under the Company Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the Company Credit Agreement and related instruments evidencing the Company Credit Agreement shall be terminated (except for provisions in the Company Credit Agreement that, by their terms, survive such termination) and (iii) state that all encumbrances, guaranties, security interests, collateral and agreements to subordinate in connection therewith relating to the assets, properties and equity interests of the Company or any of its Subsidiaries securing such obligations thereunder shall be, upon the payment of the Payoff Amount, released and terminated.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of Applicable Law that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building codes, and other land use Laws regulating the use or occupancy of any real property owned, leased or subleased by an Acquired Company or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property owned, leased or subleased by an Acquired Company and which are not violated by the current use and operation of such real property owned, leased or subleased by an Acquired Company or the operation of the business of the Acquired Companies, (v) with respect to any real property owned, leased or subleased by an Acquired Company, (A) Liens disclosed on existing title reports or existing surveys made available to Parent or (B) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any real property leased or subleased by an Acquired Company unless caused by the Acquired Companies; which, in the case of each of the foregoing clauses (A) and (B), would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Acquired Companies at such real property owned, leased or subleased by an Acquired Company, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (vii) Liens to be released on or prior to the Closing Date, (viii) such Liens or other imperfections of title, if any, including Liens for any supplemental Taxes or assessments not shown by the public records, that do not materially affect the current use of the applicable property owned, leased, used or held for use by the Acquired Companies, (ix) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practice, (x) Liens securing liabilities or obligations solely between the Company and any wholly-owned Subsidiary of the Company or solely between any wholly-owned Subsidiaries of the Company, or (xi) Liens described in Section 1.01(b) to the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, association, trust, governmental agency or instrumentality or other entity of any kind.

“Proceeding” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Pro Rata Share” means, with respect to the Parent Affiliated Management Company, 62.116%, and with respect to Corpay, 37.884%.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Registered IP” means all Company IP that is registered, recorded, applied-for or filed with any Governmental Authority or a domain name registrar.

“Representatives” means, with respect to any Person, (i) such Person’s Affiliates and (ii) such Person’s and each such Affiliate’s respective controlling shareholders, general or limited partners, officers, directors, employees, agents, attorneys, accountants, advisors (including investment bankers), consultants and other representatives.

“Required Company Stockholder Approval” means the vote in favor of the adoption of this Agreement from the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL.

“Required Information” means, as of any date of determination, the financial information with respect to the Company that is required to satisfy the condition precedent set forth in paragraph 11 of Exhibit C of the Debt Commitment Letter as of such date.

“Required Money Transfer Approval” means any consents, authorizations, approvals, filings, notifications, waivers, exemptions, non-objections, or registrations related to Money Transmitter Licenses of the Company or any of its Subsidiaries or the Money Transfer Change of Control Filings, from or with all applicable Governmental Authorities, and any other such consents, authorizations, approvals, filings, notifications or registrations related to Money Transmitter Licenses of the Company or its Subsidiaries otherwise required by the Money Transfer Requirements, in each case, as are necessary to permit the consummation of the Transactions. This term shall also include any non-objection, forbearance, or any assurance reasonably acceptable to Parent from the applicable Governmental Authority that no adverse action related to the failure to obtain formal approval in connection with a change of control of the Company or any of its Subsidiaries prior to the Effective Time will be taken against the Company, Parent, Guarantors or their respective Subsidiaries and Affiliates in connection with the change of control.

“Rollover Amount” means $133,731,290.

“Sanctioned Party” means any Person (i) identified in any Sanctions-related list maintained by any Governmental Authority in the United States, Canada, United Kingdom, or the European Union, (ii) located, organized, or resident in a comprehensively Sanctioned Country, or (iii) greater than 50% owned or controlled by one or more Persons described in clause (i) or (ii) above.

“Sanctions” means export controls, trade and economic sanctions imposed, administered or enforced by the United States, Canada, the European Union, or the United Kingdom.

“SEC” means the United States Securities and Exchange Commission (or any successor thereto).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Source Code” means computer software or code, in a form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, in each case, which may be printed out or displayed in human readable form.

“Sponsor Bank” means each banking organization that provides Network sponsorship to the Company or its Subsidiaries for purposes of operating its business.

“Subsidiary” of a Person means any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons; provided, that no direct or indirect portfolio company (as such term is generally understood in the private equity industry) of any investment funds or investment vehicles affiliated with, or managed or advised by, TPG Global, LLC, TPG Inc. or the TPG Guarantor shall be deemed to be a Subsidiary of Parent, Merger Sub or the TPG Guarantor.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party (other than resulting from a breach of Section 6.02(a) (other than any such breach that is immaterial and unintentional)) which the Company Board determines in good faith, after consultation with its financial and outside legal advisors, taking into account such factors as the Company Board considers to be appropriate (including the conditionality, timing and likelihood of consummation thereof), is reasonably likely to be consummated in accordance with its terms and if consummated, would result in a transaction that is more favorable to holders of the Company Common Stock than the Transactions (taking into account any revisions to this Agreement that would be made by Parent prior to the time of such determination, if any).

“Tax” means any and all U.S. federal, state or local or non-U.S. taxes, assessments and similar governmental charges and impositions in the nature of taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, gains, withholding, payroll, employment, social security (or similar), pension, alternative or add-on, minimum, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom, duty, estimated or other tax, together with any interest, penalty, or addition thereto.

“Tax Return” means any return, report, declaration, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party” means any Person other than Parent, Merger Sub, the Guarantors and each of their respective Affiliates.

“Transactions” means the Merger, the Rollover and the other transactions contemplated by this Agreement.

“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.

“Willful and Material Breach,” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.02(c)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(a)(ii)
Alternative Arrangement Contract	4.04(b)
Antitrust Laws	4.03
Book-Entry Share	3.01(b)
Breach	4.13(f)
Cancelled Shares	3.01(c)
Capitalization Date	4.05(a)
Certificate	3.01(b)
Certificate of Merger	2.02(a)
Closing	2.01
Closing Date	2.01
COBRA	4.16(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Closing Certificate	7.02(d)
Company Financial Statements	4.06(c)
Company Fundamental Representations	7.02(a)(i)
Company Licenses	4.10(b)
Company Material Contract	4.09(a)
Company Parties	8.03(c)
Company SEC Documents	Article IV
Company Stockholder Meeting	6.04(c)
Compensatory Award Fund	3.02(a)
Corpay	Recitals

Term	Section
Data Privacy and Security Laws	4.13(i)
Data Privacy and Security Requirements	4.13(i)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Share	3.06
DTC	3.02(d)
DTC Payment	3.02(d)
Effect	1.01(a)
Effective Time	2.02(a)
End Date	8.01(b)
Enforceability Exceptions	4.02(a)
Enforcement Expenses	8.03(g)
Equity Commitment Letters	5.08(a)
Exchange Fund	3.02(a)
Excluded Benefits	6.10(a)
Guarantor	Recitals
Incidental Licenses	4.09(a)(ix)
Insurance Policies	4.14
Limited Guarantee	Recitals
Material Customers	4.09(a)(ii)
Material Suppliers	4.09(a)(iii)
Merger	Recitals
Merger Communication	6.06
Merger Consideration	3.01(a)
Merger Sub	Preamble
Multiemployer Plan	4.16(d)
Notice of Adverse Recommendation Change	6.02(d)(i)
Notice of Intervening Event	6.02(d)(ii)
Option Consideration	3.05(a)(i)
Parent	Preamble
Parent Affiliated Management Company	8.03(b)(i)
Parent Closing Certificate	7.03(c)
Parent Parties	8.03(e)
Paying Agent	3.02(a)
Payoff Amount	1.01(a)
Personal Information	4.13(i)
Plans	4.16(a)
Proxy Date	6.04(c)
Proxy Statement	6.04(a)
Real Property Leases	4.12(b)
Required Amount	5.08(d)
Rollover	Recitals
Rollover Agreements	Recitals
Rollover Holders	Recitals
Rollover Shares	Recitals

Term	Section
RSU Consideration	3.05(b)(i)
Sanctioned Country	4.22(a)
Schedule 13E-3	4.03
Specified Transaction Documents	5.07(b)
Substituted Company Option Award	3.05(a)(ii)
Substituted Company RSU Award	3.05(b)(ii)
Surviving Corporation	2.02(a)
Takeover Statute	4.02(c)
Terminating Company Breach	8.01(e)
Terminating Parent Breach	8.01(f)
TPG Guarantor	Recitals
Unvested Company Option	3.05(a)(ii)
Vested Company Option	3.05(a)(i)
Voting and Support Agreement	Recitals

Section 1.02. Definitional and Interpretative Provisions.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” (vi) the word “or” shall be deemed to mean “and/or”; and (vii) the words “neither,” “nor,” “any” and “either” are not exclusive.

(b) The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).

(d) Words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(e) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) Any Law defined or referred to herein or in any agreement, Contract or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws.

(g) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(h) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(j) The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(k) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(l) When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(m) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(n) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(o) The phrase “made available” or “delivered” with respect to documents shall be deemed to include any documents (i) filed with or furnished to the SEC or (ii) provided in a virtual “data room” established by the Company in connection with the Transactions, in the case of each of clauses (i) and (ii), at least one (1) Business Day prior to the date hereof.

(p) References to any Contract are to such Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof (it being understood that with respect to any Contract listed on any schedules hereto (including the Company Disclosure Letter), all such amendments, modifications or supplements must have been made available to Parent.

ARTICLE II.

THE TRANSACTION

Section 2.01. The Closing. The consummation of the Transactions (the “Closing”) shall take place by electronic exchange of documents and signatures on the date which is three (3) Business Days after the date on which all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree in writing; provided that, notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall not have any obligation whatsoever to consummate the Closing until the date that is 60 days after the date hereof. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.02. The Merger.

(a) At the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the Laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers and franchises of the Company and Merger Sub, and all of the obligations, liabilities and duties of the Company and Merger Sub shall become the obligations, liabilities and duties of the Surviving Corporation.

(c) Subject to Section 6.07, at the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form of the certificate of incorporation as set forth as Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time (except as to the name of the Surviving Corporation, which shall be “AvidXchange Holdings, Inc.”), and as so amended shall be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d) From and after the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

ARTICLE III.

CONVERSION OF SECURITIES

Section 3.01. Effect of Merger on Capital Stock.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Rollover Shares, Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $10.00 (such amount of cash, as may be adjusted pursuant to Section 3.01(e), the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.02, the Merger Consideration, without interest.

(c) Cancellation of Company Common Stock. At the Effective Time, all shares of Company Common Stock (other than the Rollover Shares) that are owned directly by Parent, Merger Sub or any of their Subsidiaries immediately prior to the Effective Time or held in treasury of the Company (the “Cancelled Shares”) and all Rollover Shares, shall, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired without conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(d) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split), division or subdivision of shares, combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period or any other similar transaction, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.01(e) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.02. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall select a nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to the Company) to act as Paying Agent in the Merger (the “Paying Agent”) for the payment of the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares and Rollover Shares. At the Effective Time, Parent shall deposit or cause to be deposited (i) with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”), and (ii) with the Company, cash in an amount sufficient to pay the aggregate Option Consideration, and RSU Consideration in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Compensatory Award Fund”). In the event the Exchange Fund or the Compensatory Award Fund shall be insufficient to make the payments in connection with the Merger contemplated by Section 3.01 or Section 3.05, respectively, Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent or the Company, as applicable, in an amount that is equal to the deficiency in the amount required to make the applicable payment. Parent shall cause the Paying Agent, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.01 and Section 3.02(c) out of the Exchange Fund. Parent shall cause the Surviving Corporation to pay the Option Consideration and RSU Consideration contemplated to be paid pursuant to Section 3.05 out of the Compensatory Award Fund. The Exchange Fund and the Compensatory Award Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares and Rollover Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration in such form as Parent and the Company may reasonably agree.

(c) Upon the surrender of a Certificate (or delivery of an affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable (but in any event within three (3) Business Days), the Merger Consideration pursuant to the provisions of this Article III, and the Certificates or Book-Entry Shares surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, subject to Section 3.02(e), if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(d) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 10:00 a.m. Eastern time on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares and Rollover Shares) multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 10:00 a.m. Eastern time on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(e) Registered Holders. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(f) No Transfers; No Further Ownership. After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be automatically cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock after the date which is one (1) year following the Effective Time shall be delivered to the Surviving Corporation. Any holder of shares of Company Common Stock who has not exchanged his, her or its shares of Company Common Stock in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration in respect of such holder’s shares of Company Common Stock. Parent shall pay all charges and expenses of the Paying Agent in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, the Company or the Surviving Corporation shall be liable to any Person, including any holder of shares of Company Common Stock or Company Compensatory Awards, including for any Merger Consideration, Option Consideration and RSU Consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(h) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.

(i) All Merger Consideration, Option Consideration, and RSU Consideration issued or paid upon conversion of the Company Common Stock, the Company Options, or the Company RSU Awards as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Options, or Company RSU Awards, as the case may be.

Section 3.03. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without interest, to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article III; provided that Parent or the Paying Agent may, as a condition precedent to the payment of such amount, reasonably require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 3.04. Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries, the Paying Agent or any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including consideration payable to any holder or former holder of Company Compensatory Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05. Treatment of Company Compensatory Awards

(a) Company Options.

(i) Each Company Option that is outstanding and unexercised and vested immediately prior to the Effective Time (including any Company Option that vests upon the occurrence of the Effective Time by its terms and without further action by the Company) (each, a “Vested Company Option”), shall, at the Effective Time, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, be cancelled and terminated and converted into the right to receive, following the Effective Time, an amount in cash, if any, equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Vested Company Option (such amount, the “Option Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation to pay the Option Consideration, less any applicable withholding Taxes, to each holder of such Vested Company Option through the payroll system of the Surviving Corporation as soon as practicable following the Closing Date (and in no event later than the second regularly scheduled payroll run of the Surviving Corporation following the Closing Date).

(ii) Each Company Option that is outstanding and unvested immediately prior to the Effective Time (each, an “Unvested Company Option”) shall, at the Effective Time, be substituted and immediately converted into an award representing the right to receive, following the Effective Time, an amount in cash (a “Substituted Company Option Award”) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Unvested Company Option. Such Substituted Company Option Award shall be subject to the same terms and conditions applicable to such award immediately prior to the Effective Time (including continued employment with Parent or the Company through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting); provided, however, that upon vesting the value of the vested portion of the Substituted Company Option Award shall be paid out, less any applicable withholding Taxes, no later than fifteen business days following the vesting of the applicable Substituted Company Option Award.

(iii) For the avoidance of doubt, and notwithstanding anything to the contrary in Section 3.05(a)(i) or Section 3.05(a)(ii), if the exercise price per share of any Vested Company Option or Unvested Company Option as of the Effective Time is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, the Vested Company Option or Unvested Company Option, as applicable, will automatically terminate and be canceled without payment of any consideration to the holder thereof.

(b) Company RSU Awards.

(i) Each vested Company RSU Award that remains outstanding immediately prior to the Effective Time and each Company RSU Award that vests upon the occurrence of the Effective Time in accordance with its terms (including, for the avoidance of doubt, any Company RSU Award granted to a non-employee member of the Company Board, all of which shall vest immediately prior to the Effective Time) shall, at the Effective Time, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, be cancelled and terminated and converted into the right to receive following the Effective Time an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock underlying such Company RSU Award and (B) the Merger Consideration (such amount, the “RSU Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation to pay the RSU Consideration, less applicable withholding Taxes, to each holder of such Company RSU Award through the payroll system of the Surviving Corporation as soon as practicable following the Closing Date (and in no event later than the second regularly scheduled payroll run of the Surviving Corporation following the Closing Date).

(ii) Except as otherwise set forth in a written agreement among the Company, Parent and the holder of a Company RSU Award entered into prior to the Effective Time, each Company RSU Award that remains outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time in accordance with its terms shall, at the Effective Time, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, be substituted and immediately converted into an award representing the right to receive, following the Effective Time, an amount in cash (a “Substituted Company RSU Award”) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time and (B) the Merger Consideration. Such Substituted Company RSU Award shall be subject to the same terms and conditions applicable to such award immediately prior to the Effective Time (including continued employment with Parent or the Company through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting); provided, however, that upon vesting the value of the vested portion of the Substituted Company RSU Award shall be paid out, less any applicable withholding Taxes, no later than fifteen (15) Business Days following the vesting of the applicable Substituted Company RSU Award.

(c) Further Actions. The Company (including the Company Board or any committee thereof that governs or administers the outstanding Company Compensatory Awards and/or the Company Stock Plans) shall, prior to the Effective Time, take or cause to be taken, all actions to effectuate the provisions of this Section 3.05 and to terminate the Company Stock Plans effective as of the Effective Time, such that, following the Effective Time, there shall be no outstanding Company Compensatory Awards (whether vested or unvested).

Section 3.06. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing with respect to such shares and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal with respect to such shares (each such share, a “Dissenting Share”), if any, such Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration pursuant to Section 3.01 and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (z) if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares for purposes of this Agreement, and each such share of Company Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been automatically converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration, subject to compliance with the procedures set forth in Section 3.02. The Company will give Parent prompt written notice of all written demands and any other instruments served pursuant to the DGCL and received by the Company for appraisal of any shares of Company Common Stock, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served pursuant to Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, or approve any withdrawal of any such demands. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.

Section 3.07. Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all actions with respect to the Company ESPP that are necessary or desirable to provide that, subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board (or, if applicable, any subcommittee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to the offering period(s) under the Company ESPP that would otherwise be in effect on the Closing Date (notwithstanding this Section 3.07), such offering period(s) shall terminate and each then-outstanding Purchase Right (as defined in the Company ESPP) shall be exercised no later than four (4) Business Days prior to the Effective Time; (ii) no new offering periods under the Company ESPP will be authorized or commenced after the date hereof; (iii) no new participants will commence participation in the Company ESPP after the date hereof; and (iv) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof, except as may be required by Applicable Law or the terms of the Company ESPP. Without limiting the foregoing, the Company may, in its discretion, suspend or terminate any current or future offering periods under the Company ESPP as it deems advisable prior to the Effective Time.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Letter (subject to Section 9.05) or (ii) as disclosed in the reports, schedules, forms, statements, registration statements, prospectuses, and other documents required to be filed or furnished by the Company with the SEC (as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”)) and publicly available on or after March 31, 2024 (other than (a) disclosures in the “Risk Factors” section of any Company SEC Documents, (b) any disclosure of risks included in any “forward-looking statements” disclaimer in any such Company SEC Documents, in each case, to the extent that such statements are non-specific, forward-looking or cautionary in nature) and (c) any other disclosure statements included therein that are cautionary, predictive or forward-looking in nature filed by the Company at least one day prior to the date hereof; provided, that nothing disclosed in the Company SEC Documents shall be deemed to modify or qualify any Company Fundamental Representations, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and the Company is not in violation of any of their provisions in any material respect.

(b) Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the governing documents of each of the Company’s Subsidiaries as in effect on the date of this Agreement and no such Subsidiary is in violation of any of their provisions in any material respect.

Section 4.02. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and Company Board, and, subject to the receipt of the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or for the Company to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). This Agreement has been duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) The Company Board has duly adopted resolutions, by a unanimous vote of the directors present and voting, (i) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving this Agreement and the Transactions, (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) subject to Section 6.02, recommending adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation,” which Company Board Recommendation, subject to Section 6.02, has not been subsequently withdrawn or modified).

(c) The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Laws will not be applicable to this Agreement, the Rollover Agreements, the Voting and Support Agreement, the Merger and any of the transactions contemplated by this Agreement, the Rollover Agreements or the Voting and Support Agreement. Assuming the accuracy of the representations and warranties set forth in Section 5.07 and that no Contracts, arrangements or other understandings exist with any stockholder of the Company (other than the Specified Transaction Documents), no state takeover statute or similar takeover statute or regulation applies to or purports to apply to the Merger or the other Transactions. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other Applicable Laws (each, a “Takeover Statute”) or any anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the shares of the Company Common Stock, the Merger or the other Transactions.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, approval or authorization of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (ii) compliance with and filings or notifications under any applicable requirements of the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) set forth on Section 4.03 of the Company Disclosure Letter, (iii) any applicable consents, authorizations, approvals, filings, notifications or registrations required under any Money Transmitter Requirements applicable to the Money Transmitter Licenses of the Company or any of its Subsidiaries, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing with the SEC of the Proxy Statement and the related Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”), (v) compliance with any applicable rules of Nasdaq, and (vi) where failure to take any such actions or filings would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.04. Non-Contravention.

(a) Except as set forth on Section 4.04(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any Applicable Law, or (iii) require any consent by or any notice to any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 4.04(b) of the Company Disclosure Letter sets forth (i) each jurisdiction in which the Company or any of its Subsidiaries holds any Company Licenses, including any Money Transmitter Licenses, (ii) each jurisdiction in which the Company or any of its Subsidiaries has applications pending for any Company Licenses, including any Money Transmitter Licenses and (iii) each jurisdiction in which the Company or any of its Subsidiaries operates without a Company License, including any Money Transmitter License, and pursuant to a Contract or other arrangement with a third-party agent (an “Alternative Arrangement Contract”). The Company has made available to Parent the Contracts described in clause (iii) above.

Section 4.05. Capitalization; Subsidiaries.

(a) As of the close of business on May 2, 2025 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 1,600,000,000 shares of Company Common Stock, of which 206,445,984 shares are issued and outstanding, and (ii) 50,000,000 shares of Company Preferred Stock, of which no shares are issued and outstanding. As of the Capitalization Date, no shares of Company Common Stock were held by the Company in its treasury.

(b) As of the Capitalization Date, the Company has outstanding: (i) Company Options to purchase an aggregate of 7,187,798 shares of Company Common Stock (assuming such Company Options are exercisable in full), and (ii) Company RSU Awards covering an aggregate of 14,644,702 shares of Company Common Stock. Except as provided in Section 4.05(b) of the Company Disclosure Letter, from the Capitalization Date to the date hereof, the Company has not issued or granted any Company Compensatory Awards that remain outstanding.

(c) As of the Capitalization Date, the Company has 61,543,450 shares of Company Common Stock under the Company Stock Plans reserved for issuance under the Company Stock Plans, which number represents the sum of (i) the shares of Common Stock reserved for future issuance under the Company Stock Plans, plus (ii) the number of shares of Company Common Stock subject to outstanding Company Options and Company RSU Awards. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Section 4.05(c) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of each outstanding Company Option, and Company RSU Award, including, as applicable, the holder, the date of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award as of the Capitalization Date, exercise price, expiration date, and vesting schedule and any vesting in the Transactions.

(d) Except as provided in Section 4.05(a), Section 4.05(b) and Section 4.05(c) and for changes since the Capitalization Date resulting from the exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards outstanding on such date or granted after the date of this Agreement (in each case in compliance with Section 6.01) or purchases under the Company ESPP in accordance with its terms, there are no outstanding (i) shares of capital stock or other equity or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other equity or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other equity or voting securities of the Company or (iv) warrants, puts, calls, phantom equity, profit participation, equity appreciation, stock appreciation or similar rights, Contracts or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)) with respect to the Company or any capital stock or other equity or voting securities of the Company.

(e) Each Subsidiary of the Company on the date hereof is listed on Section 4.05(e) of the Company Disclosure Letter, including, with respect to each Subsidiary of the Company, (i) its name, (ii) its jurisdiction of incorporation, formation or organization and (iii) the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary of the Company. Except for the Subsidiaries of the Company or as set forth in Section 4.05(e) of the Company Disclosure Letter, the Company does not own any shares of capital stock or any equity interests of any other Person.

(f) All outstanding shares of capital stock of the Subsidiaries of the Company are duly authorized, validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and all such shares are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other Contracts calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its wholly owned Subsidiaries), and there are no outstanding phantom equity, profit participation, equity appreciation or similar rights with respect to any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(g) Section 4.05(g) of the Company Disclosure Letter sets forth a list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness (other than by or among the Acquired Companies).

Section 4.06. Company SEC Documents; Company Financial Statements; Disclosure Controls.

(a) Since January 1, 2024, the Company has filed or otherwise furnished (as applicable) with the SEC all material Company SEC Documents.

(b) As of its respective filing date, or, if amended, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act of 2020, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(c) The consolidated financial statements (including all related notes and schedules thereto) of the Company included or incorporated by reference in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto, none of which, if presented, would, individually or in the aggregate, be material to the Acquired Companies, taken as a whole) and (iv) no independent auditor has withdrawn, or has advised the Company or its Subsidiaries in writing that it intends to withdraw, its audit opinion with respect to any financial statements contained in any of the Company’s filings with the SEC or in the Required Information.

(d) The Acquired Companies maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2024, the Company has not identified or been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal control over financial reporting or (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(f) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the Knowledge of the Company, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees to the current the Company Board or any committee thereof or to any current director or executive officer of the Company.

(g) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided within the preceding three (3) years information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has within the preceding three (3) years discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 4.07. Absence of Certain Changes.

(a) (i) Since the Company Balance Sheet Date through the date of this Agreement, a Company Material Adverse Effect has not occurred, and (ii) since the Company Balance Sheet Date, the business of the Acquired Companies has been conducted, in all material respects, in the ordinary course (except for discussions, negotiations and transactions related to this Agreement (including discussions and negotiations with other Persons prior to the date hereof) and the actions or omissions required to be taken after the date hereof under this Agreement).

(b) Since the Company Balance Sheet Date, no Acquired Company has taken any action which would have required the prior written consent of Parent pursuant to Section 6.01(b) (other than Section 6.01(b)(ii) and Section 6.01(b)(vii)) had such actions been taken after the date of this Agreement.

Section 4.08. No Undisclosed Liabilities. There is no liability, debt or obligation of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise of or claim against an Acquired Company, in each case whether or not required to be reflected or reserved for on a consolidated balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of the operation of business of the Acquired Companies consistent with past practice, (c) incurred in connection with this Agreement or the Transactions, (d) disclosed in Section 4.08 of the Company Disclosure Letter or (e) which would not have a Company Material Adverse Effect.

Section 4.09. Company Material Contracts.

(a) Section 4.09(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Contract to which an Acquired Company is a party or is bound by, excluding any Plans and any intercompany agreements between or among Acquired Companies, and which falls within any of the following categories:

(i) any joint venture, partnership or similar agreement that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(ii) any Contract (excluding any purchase orders and statements of work and any other similar Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) with any of the top ten (10) largest buyers of the Company and its Subsidiaries by revenue for the year ended December 31, 2024 based on amounts paid or payable (the “Material Customers”);

(iii) any Contract (excluding any purchase orders and statements of work and any other similar Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable vendor) with any of the top ten (10) largest vendors of the Company and its Subsidiaries by expenditure for the year ended December 31, 2024 based on amounts paid or payable (the “Material Suppliers”);

(iv) any Contract (excluding any statements of work and any other similar Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable bank or other provider) with a bank or other provider of transaction processing, clearing, settlement or account services for the maintenance of accounts or the funding of transfers initiated through services provided by the Company or its Subsidiaries that is necessary to conduct the Company’s or a Subsidiary’s business as currently operated or which are otherwise material to the operation of the Company and its Subsidiaries, taken as a whole;

(v) any Contract with a provider of virtual credit or debit card payment solutions;

(vi) any Contract with any Network or with a Sponsor Bank that is necessary to conduct the Acquired Companies’ business as currently operated or which is otherwise material to the Acquired Companies’ business;

(vii) any Contract with a Governmental Authority involving an amount in excess of $100,000;

(viii) any Contract (excluding any purchase orders and statements of work and any other similar Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable distributor, partner or reseller) with a distributor, partner or reseller pursuant to which the Acquired Companies received payments directly from such distributor, partner or reseller in excess of $1,500,000 for the year ended December 31, 2024;

(ix) any Contract that (i) affects the use or enforcement by the Company or any of its Subsidiaries of any material Company IP (including license agreements, settlement agreements, covenants not to assert, and consents to use), excluding any contracts that are non-exclusive licenses of Intellectual Property Rights entered into with customers in the ordinary course of business consistent with past practice, or (ii) pursuant to which any of the Acquired Companies obtains any right, license or covenant not to sue with respect to any Intellectual Property Rights (other than (A) non-disclosure agreements entered into in the ordinary course of business, (B) agreements, licenses, assignments, covenants not to sue, or waiver of rights with any current and former employees, consultants or contractors of the Company or any of its Subsidiaries, in each case, solely for the benefit of the Company or any of its Subsidiaries, (C) non-exclusive licenses that are merely incidental to the transactions contemplated in the Contract, the commercial purpose of which is primarily for something other than such non-exclusive license, such as (1) a Contract for the sale of advertising, (2) a sales or marketing or similar Contract that includes a non-exclusive license to use the trademarks and copyrights (excluding software) of a party to such Contract for the purposes of promoting such party, (3) a vendor Contract that includes permission for the Company or any of its Subsidiaries to identify the vendor as a vendor of the Company or any of its Subsidiaries, or (4) a vendor Contract under which Company IP is non-exclusively licensed to a vendor of the Company or any of its Subsidiaries for the benefit of the Company or such Subsidiary; (D) licenses for Open Source Materials used by the Company or any of its Subsidiaries, and (E) licenses for off-the-shelf software which are generally available with aggregate annual payments of less than $500,000 ((A)-(E) collectively, “Incidental Licenses”));

(x) any Contract relating to (A) indebtedness for borrowed money or evidenced by promissory notes or debt securities, (B) any financial guaranty, (C) any capital or finance leases, (D) obligations under any letter of credit or surety bond, or (E) any interest rate, currency or other swap, forward, future, collar, put, call, floor, cap, option or other similar Contract, in each case of clauses (A) through (E) in excess of $10,000,000 individually, other than (x) indebtedness between or among any Acquired Companies, (y) letters of credit obtained in connection with real property leased or subleased by an Acquired Company, and (z) advances to employees for travel and business expenses, in each case of clauses (x)-(z), in the ordinary course of business consistent with past practice;

(xi) any Contract relating to an acquisition, divestiture, merger or similar transaction (A) entered into within the past three (3) years or (B) that has material continuing obligations on an Acquired Company;

(xii) any lease, sublease or other Contract with respect to the Leased Real Property;

(xiii) any Contract between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Company Capital Stock (other than the Company) or any Affiliate of the foregoing (or, to the Knowledge of the Company, any immediate family member of any of the foregoing), on the other hand;

(xiv) any Contract that by its terms limits the payment of dividends or other distributions to shareholders by the Company or any Subsidiary of the Company;

(xv) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company or its Subsidiaries to sell to, license to, or purchase from any Person or which limits its ability to distribute any product of the Acquired Companies in any geographic area or during any period of time, or that contains a “most favored nation” provision for the benefit of any Person (other than, for clarity, any of the Acquired Companies);

(xvi) any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations); and

(xvii) any other “material contract” that would be required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act and has not been so disclosed.

Each Contract of the type described in this Section 4.09(a), other than this Agreement, is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract (including all material amendments thereto), as of the date of this Agreement, have been made available by the Company to Parent or publicly filed with the SEC.

(b) Except as set forth on Section 4.09(b) of the Company Disclosure Letter, (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions; (ii) each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business; (iii) none of the Company or any of its Subsidiaries has received written notice of any violation or default under any Company Material Contract; and (iv) each Acquired Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. No counterparty to a Company Material Contract has notified the Acquired Companies in writing (or, to the Knowledge of the Company, otherwise) that it is contemplating any termination or plans to not renew a Company Material Contract.

Section 4.10. Compliance with Applicable Laws; Company Licenses.

(a) Except with respect to matters set forth on Section 4.10(a) of the Company Disclosure Letter, (i) the Acquired Companies are, and at all times since January 1, 2022 have been, in compliance with all Applicable Laws, including any Money Transmitter Requirements, except as would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2022, neither the Company nor any of its Subsidiaries has received written notice or communication of any violation or alleged violation of Applicable Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Section 4.10(b) of the Company Disclosure Letter, the Acquired Companies hold, and have at all times since January 1, 2022 held, all regulatory permits, approvals, licenses and other authorizations, including franchises and ordinances and Money Transmitter Licenses issued or granted to the Acquired Companies by a Governmental Authority (the “Company Licenses”) that are necessary for the Acquired Companies to lawfully conduct their business and own their properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Each Company License is valid and in full force and effect and has not, during the past three (3) years, been suspended, revoked, cancelled or adversely modified, except where the failure thereof to be in full force and effect, or the suspension, revocation, cancellation or modification thereof, would not reasonably be expected to have a Company Material Adverse Effect. No Company License is subject to any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or would not reasonably be expected to have a Company Material Adverse Effect. There is no, and during the past three (3) years there has not been any, event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except as would not reasonably be expected to have a Company Material Adverse Effect. The Acquired Companies are in compliance with all applicable Money Transmitter Requirements regarding maintaining (i) minimum amounts of capital, net worth (including tangible net worth), equity, or liquidity; or (ii) unencumbered assets (sometimes referred to as “permissible investments” or “eligible securities”) backing regulated outstandings, in each case, as determined in accordance with GAAP, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d) The licensee of each Company License is in compliance with such Company License and during the past three (3) years, has fulfilled and performed all of its obligations with respect thereto, except in each case, where such failure to comply, fulfill or perform its obligations would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company or any of its Subsidiaries has received any written notice from any Governmental Authority asserting that the Company or any of its Subsidiaries is under investigation for any material noncompliance with any Company License.

(e) Except as set forth on Section 4.10(e) of the Company Disclosure Letter, there is no unresolved violation by any Governmental Authority with respect to any examinations or inspections of the Company or any of its Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) The Acquired Companies are, as of the date of this Agreement, in compliance with all Anti-Corruption Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.

(g) Except as disclosed in Section 4.10(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have outstanding escheatment liabilities and have duly and timely reported and remitted (either directly or through an authorized third party) all unclaimed property or funds subject to escheatment under Applicable Law, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11. Litigation. Except as set forth on Section 4.11 of the Company Disclosure Letter, as of the date of this Agreement and for the past three (3) years, there have been no pending or, to the Knowledge of the Company, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or investigations, examinations, audits, reviews, issued civil investigative demands, issued subpoenas, or other similar investigative Proceeding before or by any Governmental Authority against an Acquired Company that would reasonably be expected to have a Company Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon an Acquired Company which would have a Company Material Adverse Effect.

Section 4.12. Real Property.

(a) Section 4.12(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Owned Real Property that is material to the conduct of the business of the Acquired Companies as currently conducted. Except as set forth on Section 4.12(a) of the Company Disclosure Letter or except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, an Acquired Company owns such Owned Real Property in fee (or the equivalent interest in the applicable jurisdiction), subject only to Permitted Liens. No Acquired Company has leased, or granted the right to use or occupy, any portion of the Owned Real Property to any Person.

(b) Section 4.12(b) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all leases relating to Leased Real Property (the “Real Property Leases”). Except as set forth on Section 4.12(b) of the Company Disclosure Letter or except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (i) an Acquired Company has a valid and enforceable leasehold estate in all Leased Real Property, subject only to the Enforceability Exceptions and any Permitted Liens and (ii) no Acquired Company has received any written notice from any lessor of such Leased Real Property of, nor does there exist any breach or default, event or circumstance that, with notice or lapse of time, or both, would constitute a breach or default by the party that is the lessee or, to the Knowledge of the Company, the lessor of such Leased Real Property. No Acquired Company has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. None of the Acquired Companies has subleased, or granted the right to use or occupy, any portion of any Leased Real Property to any Person.

Section 4.13. Intellectual Property; Data Privacy & Security.

(a) Section 4.13(a) of the Company Disclosure Letter accurately identifies as of the date hereof each item of Registered IP and the jurisdiction in which such item of Registered IP has been registered or filed, the owner of such Registered IP, and the applicable application, registration, or serial or other similar identification number. None of the material Registered IP required to be scheduled on Section 4.13(a) of the Company Disclosure Letter is subject to any pending or, to the Knowledge of the Company, threatened in writing, Proceeding, relating to the invalidity or unenforceability of such Registered IP (excluding ordinary course office actions at the U.S. Patent & Trademark Office or similar Governmental Authorities) and all such Registered IP that is registered is otherwise subsisting and, to the Knowledge of the Company, valid and enforceable. The Acquired Companies have paid all applicable registration, maintenance and renewal fees that have become due to date and have made all filings to date required to maintain their respective ownership of the material Registered IP.

(b) The Acquired Companies solely and exclusively own all right, title and interest to and in the Company IP, free and clear of any Liens (other than Permitted Liens) and have the valid and enforceable right to use all other Intellectual Property Rights used in or held for use in, or otherwise necessary for, the conduct the business of the Acquired Companies as currently conducted, except where the failure to so own or have the right to use the applicable Intellectual Property Right would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, there exist no restrictions, to the Knowledge of the Company, on the disclosure, use, license or transfer of the Company IP.

(c) (i) No Acquired Company, nor the conduct of their respective businesses, is currently infringing, misappropriating or otherwise violating, or has, during the last three (3) years, infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person and (ii) no Proceeding is pending or, during the last three (3) years, has been threatened in writing against any Acquired Company, alleging any infringement, misappropriation or other violation by such Acquired Company of any Intellectual Property Rights of another Person, in each case of the foregoing clauses (i) or (ii), except for any infringement, misappropriation, other violation or Proceeding that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or, during the last three (3) years, has infringed, misappropriated or otherwise violated, any Company IP.

(d) The Acquired Companies take commercially reasonable measures to protect, safeguard and maintain the confidentiality of any Company IP which the Acquired Companies hold as a trade secret or other material confidential information of the Acquired Companies, in each case, where the value of which to their business is otherwise contingent upon maintaining the confidentiality thereof. None of such material Company IP has been disclosed other than to employees, contractors, consultants, representatives and agents of the Acquired Companies under written confidentiality agreements.

(e) The Acquired Companies have entered into binding, written agreements with the current and former employees and independent contractors of the Acquired Companies who have participated in the development of any material Intellectual Property Rights for or on behalf of the Acquired Companies, whereby such employees and independent contractors presently assign to the Acquired Companies any ownership interest and right they may have in all such Intellectual Property Rights, except where ownership of such Intellectual Property Rights vests in an Acquired Company by operation of Applicable Law.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company IT Assets operate and perform in accordance with their documentation and functional specifications and are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted in the ordinary course. With respect to Company IT Assets that are controlled by any Acquired Company, the Acquired Companies take commercially reasonable steps designed to (i) prevent the introduction of bugs, backdoors, clocks, timers, disabling codes, spyware, Trojan horses, worms and other malicious code into such Company IT Assets and Company Source Code, in each case, that would reasonably be expected to have a material adverse effect on the operation or use of such Company IT Assets or Company Source Code and (ii) protect the integrity and security of such Company IT Assets (and the confidentiality, integrity and security of all information and transactions stored therein or transmitted thereby) against any unauthorized intrusions, accesses, interruptions, uses, modifications, corruptions or other processing or other breaches of security (each, a “Breach”). During the last three (3) years, there has not been any Breach respect to the Company IT Assets controlled by any Acquired Company or, to the Knowledge of the Company, any other Company IT Assets, except for any Breaches which would not reasonably be expected to have a Company Material Adverse Effect.

(g) The Acquired Companies have not entered into any Contract with any Person requiring the Acquired Companies to deposit into escrow, or, upon the absence or occurrence of an applicable event or default, the disclosure or license or release from escrow of, any Company Source Code. The Acquired Companies have not deposited into escrow any Company Source Code, no Company Source Code has been released by any escrow agent to any Person, and the consummation of Transactions will not trigger the release of any Company Source Code to any Person.

(h) No Open Source Materials have been modified or distributed by or on behalf of the Acquired Companies in such a manner as would require the Acquired Companies to (i) publicly license, distribute or make available any Company Source Code, (ii) license, distribute, or make available any Company Source Code for the purpose of, or in a way that allows, reverse engineering, reverse assembly or disassembly of any kind or making derivative works of such Company Source Code, or to permit any other Person to perform such actions, or (iii) be restricted or limited from charging for any licensing or distribution of any Company IP or any products, services or technology of the Acquired Companies.

(i) Except as set forth on Section 4.13(i) of the Company Disclosure Letter, in connection with data privacy, data protection, cybersecurity and/or their collection, storage, transfer, and/or use or other processing of any information or data that constitutes “personal information,” “personally identifiable information,” “personal data,” or any equivalent term, in each case, as defined under Applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data (“Personal Information”), the Acquired Companies are in compliance with all (i) Applicable Laws (the “Data Privacy and Security Laws”) and (ii) external policies and procedures, binding industry standards, and restrictions and requirements contained in any Contract to which any of the Acquired Companies is bound (collectively, with Data Privacy and Security Laws, “Data Privacy and Security Requirements”), in each case, except as would not reasonably be expected to have a Company Material Adverse Effect. The Acquired Companies have (A) implemented and maintain commercially reasonable safeguards designed to protect all Personal Information they collect or otherwise have in their possession or control from and against any Breach and (B) used commercially reasonable efforts to require that all service providers, data processors and other third parties that process any Personal Information on behalf of the Acquired Companies are bound by valid, written and enforceable agreements required by Data Privacy and Security Requirements and requiring such third parties to maintain the privacy, security and confidentiality of such Personal Information, in each case of the foregoing clauses (A) and (B), except as would not reasonably be expected to have a Company Material Adverse Effect. None of the Acquired Companies have received written communication from any Governmental Authority, nor is any Proceeding pending against any Acquired Company that alleges that such Acquired Company is not in compliance with any Data Privacy and Security Requirements or has otherwise violated any Person’s privacy, personal or confidentiality rights, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no Breach of Personal Information in any of the Acquired Companies’ possession or control and none of the Acquired Companies have been required under any Data Privacy and Security Requirements to provide any notice to any Governmental Authority or Person in connection with any Breach.

Section 4.14. Insurance Coverage. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies (the “Insurance Policies”). Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries maintain insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks as is sufficient to comply with Applicable Law and all Company Material Contracts and (b) each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Acquired Companies are in compliance in all respects with the terms and conditions of such Insurance Policies.

Section 4.15. Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;

(b) All material Taxes of each Acquired Company (whether or not shown as due on such Tax Returns) have been paid;

(c) No deficiency for material Taxes has been asserted in writing or assessed by any Governmental Authority against any Acquired Company, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved;

(d) As of the date hereof, there are no audits, investigations, examinations or other proceedings by any Governmental Authority ongoing or pending with respect to material Taxes of any Acquired Company;

(e) There are no waivers or extensions of any statute of limitations currently in effect with respect to material Taxes of any Acquired Company (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor);

(f) There are no Liens for material Taxes upon any property or assets of any Acquired Company, except for Permitted Liens;

(g) None of the Acquired Companies have, within the past two (2) years, been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code);

(h) None of the Acquired Companies have engaged in a “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4(b)(2); and

(i) Each of the Acquired Companies withheld and remitted all material Taxes required to have been withheld and remitted, including in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

Section 4.16. Employees and Employee Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written, that is maintained or contributed to by the Company or any of its Subsidiaries, or required to be maintained or contributed to by the Company of its Subsidiaries for the benefit of any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents (collectively, the “Plans”).

(b) For each material Plan, the Company has provided or made available to Parent a true and complete copy of such Plan (or a written description, if such Plan is not written) and all amendments thereto, and, to the extent applicable: (i) the plan document (including all material amendments thereto) governing such Plan or, if such plan is not in writing, a written description of such Plan, (ii) each trust or other funding arrangement, (iii) the current prospectus or current ERISA summary plan description and summary of material modifications, (iv) the most recently filed annual report on IRS Form 5500 and accompanying schedules and attachments thereto, (v) the three most recently prepared actuarial reports and financial statements, (vi) the most recently received IRS determination letter or IRS opinion letter, (vii) any non-routine correspondence with any Governmental Authority since January 1, 2022, (viii) all current administrative and other service contracts and amendments thereto with third-party services providers, and (ix) all current employee handbooks, manuals and written policies applicable to Company employees.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to cause the loss of qualification of any such Plan, and (ii) each Plan has been maintained and administered in compliance, with ERISA, the Code and other Applicable Laws.

(d) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, administers or contributes to, or is required to contribute to, or has in the past six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” that is subject to Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, (iii) a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). Neither the Company nor any of its Subsidiaries has incurred, or reasonably expects to incur (including on account of any ERISA Affiliate), any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its Subsidiaries (including on account of any ERISA Affiliate) that has not been satisfied in full, and to the Knowledge of the Company, no condition exists that would reasonably be expected to result in the Company or any of its Subsidiaries (including on account of any ERISA Affiliate) incurring any such liability.

(e) No Plan provides for post-retirement welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other Applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) pursuant to an applicable agreement, plan or policy requiring the Company or any Subsidiary to pay or subsidize COBRA premiums for a terminated employee or the employee’s beneficiaries or dependents following the employee’s termination.

(f) Neither the Company nor any of its Subsidiaries have incurred any material liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA with respect to any Plan that has not been satisfied in full.

(g) Except as set forth in Section 4.16(g) of the Company Disclosure Letter or provided by the terms of this Agreement and the Rollover Agreements, neither the execution by the Company of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries to any payment or benefits under any Plan, including any bonus, retention, severance, retirement or similar payment or benefit; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director of the Company or any of its Subsidiaries under any Plan; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any employee, consultant or director of the Company or any of its Subsidiaries under any Plan. Neither the Company nor any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A or Section 4999 of the Code.

(h) Each Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect , (i) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding before a Governmental Authority alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Applicable Law except as would not reasonably be expected to have a Company Material Adverse Effect; and (ii) there is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Acquired Company is in compliance with all Applicable Laws relating to labor or employment, including Laws relating to terms and conditions of employment, health and safety, wage payment, wages and hours, classification of workers as independent contractors or employees, classification of employees as exempt or non-exempt for purposes of wage and hour laws, overtime and minimum wage, child labor, paid vacation, paid sick time, leaves of absence, meal breaks and rest periods, pay equity, restrictive covenants, immigration and work authorizations, background checks, employment discrimination, sexual harassment, civil rights, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, prevailing wages, workers’ compensation, labor relations, collective bargaining, social welfare obligations and unemployment insurance.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, in the past twelve (12) months, (i) no allegations of sexual harassment or sexual misconduct have been made to the Company or any of its Subsidiaries or any employee or director in connection with their employment for the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any such Person.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there is no Proceeding or governmental or administrative investigation, audit, proceeding, inquiry or action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating or with respect to any labor or employment practices or matters.

(m) The Company has made available to Parent a complete and accurate list of, as of March 31, 2025, of the Company’s current employees’ (i) hire dates; (ii) business titles and positions; (iii) rates of pay or annual salaries; (iv) their target variable compensation, commission or similar incentive compensation opportunities as applicable; (v) employment status (including full time or part time, exempt or non-exempt); and (vi) location of employment (by state).

Section 4.17. Environmental Matters. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Acquired Companies are and have been since January 1, 2022 in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Acquired Companies hold all permits, licenses, franchises, certificates, approvals and other similar authorizations required under applicable Environmental Laws to permit the Acquired Companies to own and operate their assets in the manner in which they are now operated and maintained and to conduct the business of the Acquired Companies as currently conducted, and are and have been since January 1, 2022 in compliance with such permits, except where the absence of or non-compliance with any such permits would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.17 of the Company Disclosure Letter, no notice, demand, request for information, citation, summons or complaint has been received, no Governmental Order has been issued or is otherwise in effect and no Proceeding is pending, or to the Knowledge of the Company threatened, with respect to the Acquired Companies that relates to any Environmental Law, permit or Hazardous Material, except as not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.17 of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, no Hazardous Material has been released at, on, under, to, in or from (i) any property or facility now or previously owned, leased or operated by, or (ii) any property or facility to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of, in each case any Acquired Company (or any of their respective predecessors).

Section 4.18. Information Supplied. The Proxy Statement (and any amendment thereof or supplement thereto) and the Schedule 13E-3 at the time it is filed with the SEC and at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by the Company with respect to any information or statement made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 that was supplied by Parent or Merger Sub explicitly for use therein.

Section 4.19. Required Vote. The Required Company Stockholder Approval is the only vote of the holders of any of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions.

Section 4.20. No Brokers. Except for Financial Technology Partners LP, FTP Securities LLC and Barclays Capital Inc., there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions. The Company has provided to Parent a true and correct copy of the engagement letters with Financial Technology Partners LP, FTP Securities LLC and Barclays Capital Inc.

Section 4.21. Material Customers and Suppliers.

(a) Section 4.21(a) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Customers. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2024, no Acquired Company has received any written or, to the Knowledge of the Company, oral notice from any Material Customer of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially purchasing services or products from or otherwise materially change or modify the terms of its business relationship with the Acquired Companies in a manner materially adverse to the Acquired Companies.

(b) Section 4.21(b) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Suppliers. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2024, no Acquired Company has received any written or, to the Knowledge of the Company, oral notice from any Material Supplier of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially providing services or products to or otherwise materially change or modify the terms of its business relationship with the Acquired Companies in a manner materially adverse to the Acquired Companies.

Section 4.22. Sanctions and Trade Controls.

(a) Each of the Company, its Subsidiaries, and their respective directors or officers, and, to the Knowledge of the Company, any agent, employee or affiliate, to the extent acting on behalf of the Company or any of its Subsidiaries, are, and in the past five (5) years have been, in compliance in all material respects with all applicable Sanctions. None of the Company, its Subsidiaries, or their respective directors or officers, nor, to the Knowledge of the Company, any agent, employee or affiliate, to the extent acting on behalf of the Company or any of its Subsidiaries, (i) is a Sanctioned Party; (ii) has, within the past five (5) years engaged in any dealings in or with a jurisdiction that is the target of comprehensive Sanctions (currently Cuba, Iran, Syria, North Korea, and the so-called Luhansk People’s Republic and so-called Donetsk People’s Republic regions of Ukraine, and each a “Sanctioned Country”) or any Sanctioned Party, in violation of applicable Sanctions; (iii) is controlled or owned by or acting on behalf of any Sanctioned Party; or (iv) is located, organized, or ordinarily resident in a Sanctioned Country.

(b) Each of the Company and its Subsidiaries has instituted and maintain policies and procedures designed to promote compliance with Sanctions. In the past five (5) years, to the Knowledge of the Company, there has been no suit, action, or Proceeding by or before any Governmental Authority involving each of the Company or any of its Subsidiaries with respect to Sanctions.

Section 4.23. Anti-Money Laundering. The operations of the Company and each of its Subsidiaries are and have been in the past five (5) years conducted in material compliance with applicable financial due diligence, recordkeeping and reporting requirements of all applicable Anti-Money Laundering Laws, or similar Laws applicable to the Company or any Subsidiary and no suit, action or Proceeding by or before any Governmental Authority involving each of the Company or any of its Subsidiaries, with respect to Anti-Money Laundering Laws is ongoing, pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no condition or circumstance exists (including any ongoing Proceedings) that would form the basis of any such suit, action or Proceeding. Each of the Company and its Subsidiaries has instituted and maintain policies and procedures designed to promote compliance with Anti-Money Laundering Laws and is in material compliance with such policies and procedures.

Section 4.24. Opinion of Financial Advisor. The Company Board has received the opinion of Barclays Capital Inc. to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than as set forth in such opinion) pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion will be provided promptly after the execution of this Agreement (on a confidential basis and solely for informational purposes) to Parent by the Company (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any other Person).

Section 4.25. No Additional Representations or Warranties.

(a) Except as provided in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or with respect to any other information provided to Parent, Merger Sub or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof. Neither the Company nor any other Person will have or be subject to any claim, liabilities or any other obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in the electronic data room maintained by the Company for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement.

(b) Except for the representations and warranties contained in Article V or in any certificate to be delivered by Parent and/or Merger Sub in connection with this Agreement, the Company acknowledges that neither Parent nor Merger Sub nor any of their Subsidiaries or Representatives make, and the Company acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or any of their Subsidiaries or with respect to any other information provided or made available to the Company by or on behalf of Parent or Merger Sub in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each represent and warrant to the Company as follows:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation and has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not materially impair the ability of Parent or Merger Sub to consummate the Transactions. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.02. Corporate Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder, which will be effected by written consent immediately following the execution and delivery of this Agreement), and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Parent and Merger Sub to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b) The board of directors or similar governing body of each of Parent and Merger Sub has duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of Parent, Merger Sub and their respective stockholders or other equityholders, as applicable and (ii) adopting this Agreement and the Transactions. Parent, acting in its capacity as the sole stockholder of Merger Sub, will immediately after execution and delivery hereof approve and adopt this Agreement.

(c) Except for any such votes or consents that have already been obtained as of the date hereof, no vote of, or consent by, the holders of any equity interests of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s organizational documents, Applicable Law or any Governmental Authority.

Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, filing with, or approval or authorization of any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with and filings or notifications under any applicable requirements of the Antitrust Laws, (iii) any applicable consents, authorizations, approvals, filings, notifications or registrations required under any Applicable Law applicable to the Company Licenses, including the Money Transmitter Requirements, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing with the SEC of the Proxy Statement and Schedule 13E-3, (iv) compliance with any applicable rules of Nasdaq, and (v) where failure to take any such actions or filings would not reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.

Section 5.04. Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by each of Parent or Merger Sub of the Transactions and the compliance by each of Parent or Merger Sub with any of the provisions of this Agreement does not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Sub, (ii) assuming the consents, approvals, authorizations and filings referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.

Section 5.05. Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened lawsuits, actions, suits, claims or other proceedings at law or in equity or investigations before or by any Governmental Authority against Parent or any of its Subsidiaries that would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Parent or any of its Subsidiaries which would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.

Section 5.06. No Brokers. There is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from Parent or its Subsidiaries, including Merger Sub, in connection with the Transactions.

Section 5.07. Ownership of Company Capital Stock.

(a) Neither Parent nor Merger Sub is an “interested stockholder”, as such term is used in Section 203 of the DGCL. Parent and Merger Sub and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement.

(b) Except for this Agreement, the Rollover Agreements and the Voting and Support Agreement, as of the date hereof, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) any stockholder of the Company (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal or (iii) any stockholder, director, officer, employee or other Affiliate of the Acquired Companies has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger (collectively, the “Specified Transaction Documents”).

Section 5.08. Financial Capacity.

(a) Parent has delivered to the Company a true, correct and complete copy of executed equity commitment letters dated the date hereof (the “Equity Commitment Letters”) from each of the Guarantors pursuant to which such Guarantor has committed, subject to the terms and conditions thereof, to provide to Parent on the Closing Date the Equity Financing in cash in an aggregate amount of at least $1,899,000,000. The Equity Commitment Letters provide that the Company is an express third party beneficiary thereto with respect to certain provisions thereof.

(b) Parent has delivered to the Company a true, correct and complete copy of the executed Debt Commitment Letter pursuant to which Debt Financing Sources party thereto have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein.

(c) As of the date hereof, (i) none of the Commitment Letters have been amended or modified in any manner prior to the date of this Agreement, (ii) no such amendment or modification is contemplated (other than amendments in connection with the addition or appointment of additional arrangers, bookrunners, underwriters, agents, lenders and similar entities); and (iii) to the Knowledge of Parent, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated, repudiated or rescinded in any respect, and no such withdrawal, termination, repudiation or rescission is contemplated.

(d) The aggregate proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto, if any), the Equity Financing and the Rollover Amount will be in an amount sufficient to consummate the Transactions, including (i) the payment obligations of Parent and Merger Sub contemplated by this Agreement in connection with the Transactions, including the payment of the aggregate Merger Consideration, Option Consideration and RSU Consideration to which holders of Company Common Stock, Company Options and Company RSU Awards will be entitled at the Effective Time pursuant to this Agreement, (ii) the repayment, prepayment or refinancing of the Company Credit Agreement and any other indebtedness of the Company required to be repaid pursuant to the terms of this Agreement and (iii) the payment of all fees and expenses required to be paid at the Closing by Parent or Merger Sub in connection with the Transactions (such amount, the “Required Amount”).

(e) As of the date hereof, the Commitment Letters are in full force and effect and represent valid, binding and enforceable obligations of Parent and each other party thereto (in the case of the Equity Commitment Letters) and with respect to the Debt Commitment Letter, of Parent and, to the Knowledge of Parent, each other party thereto (in each case, subject to the Enforceability Exceptions) to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions. Parent and Merger Sub have fully paid (or caused to be paid) any and all applicable fees, expenses, premiums and charges and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing and will cause to be paid in full any amounts arising under the Commitment Letters as and when they become payable. As of the date hereof, neither Parent nor, to the Knowledge of Parent, any other party to the Commitment Letters has committed any breach of any of its covenants or other material obligations set forth in, or is in default under, any term of the Commitment Letters. As of the date hereof, to the Knowledge of Parent, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would, or would reasonably be expected to, (i) constitute or result in a material breach or material default on the part of Parent or (with respect to the Debt Commitment Letter, to the Knowledge of Parent) any other party thereto under any term of the Commitment Letters; (ii) constitute or result in a failure to satisfy any of the Financing Conditions set forth in the Commitment Letters required to be satisfied by the parties thereto by the End Date; (iii) make any of the statements set forth in the Commitment Letters inaccurate in any material respect; or (iv) otherwise result in any portion of the Financing not being available, when required pursuant to the terms of the applicable Commitment Letter. Other than the Commitment Letters, as of the date hereof, there are no Contracts, agreements, side letters or other arrangements relating to the financing of the Transactions that would permit the parties to the Commitment Letters to reduce the amount of the Financing to an amount collectively less than the Required Amount, impose additional conditions precedent or that would otherwise materially affect the availability of the Financing on the Closing Date.

(f) As of the date hereof, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letters, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, investing or use of the full proceeds other than the Financing Conditions. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the Financing Conditions contained in the Debt Commitment Letter. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger set forth in Section 7.02, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date, nor does Parent have Knowledge as of the date of this Agreement that any Debt Financing Source, Guarantor or other parties to the Commitment Letters will not perform its obligations under the applicable Commitment Letter. Parent and Merger Sub expressly agree and acknowledge that in no event their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate the Merger, shall be subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing or availability of any funds or financing (including, for the avoidance of doubt, the Financing). Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of the representations and warranties in this Section 5.08 shall not result in the failure of the conditions to the Closing set forth in Section 7.03 if, notwithstanding such breach and subject to the satisfaction of the conditions to Closing set forth in Section 7.01 and Section 7.02, Parent and Merger Sub are willing and able to consummate the Closing on the date the Closing is required to occur hereunder.

Section 5.09. Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, the Surviving Corporation on a consolidated basis will, after giving effect to all of the Transactions, including the payment of any amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 5.09, the term “solvent” means, with respect to a particular date, that on such date, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay the probable debt (including contingent debt) of the Surviving Corporation and its Subsidiaries, taken as a whole, as such debt becomes absolute and matured, (b) the sum of the assets, at a fair valuation, of the Surviving Corporation and its Subsidiaries will exceed their debts (including the probable amount of all contingent debt), (c) the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature or become due, and (d) the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.09, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.10. Guarantee. Concurrently with the execution of this Agreement, the Guarantors have each delivered to the Company a true, correct and complete copy of a duly executed Limited Guarantee, dated the date hereof, from the respective Guarantor. The Limited Guarantees are in full force and effect and represent valid, binding and enforceable obligations of the Guarantors, subject to the Enforceability Exceptions. As of the date hereof, there is no default or breach under the Limited Guarantees by any Guarantor, and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would, or would reasonably be expected to, constitute or result in a breach or default on the part of the Guarantors pursuant to the Limited Guarantees or make any of the assumptions or any of the statements set forth in the Limited Guarantees inaccurate in any material respect. Parent has no reason to believe that Guarantors will be unable to satisfy on a timely basis any term of the Limited Guarantees.

Section 5.11. Information Supplied. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) and the Schedule 13E-3 will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 5.12. Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its formation and the Transactions, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Parent is not a foreign person (as defined in CFIUS Regulations (31 C.F.R. Part 800)).

Section 5.13. Company Arrangements. Other than this Agreement, the Confidentiality Agreements, the Rollover Agreements and the Voting and Support Agreement, or as otherwise made available to the Company, as of the date hereof, none of Parent or Merger Sub, or their respective executive officers, directors or Subsidiaries, has entered into any Contract, agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company relating in any way to the Transactions, including as to continuing employment from and after the Effective Time.

Section 5.14. Required Vote. No vote of the shareholders of Parent is required by any Applicable Law, the articles of association or bylaws (or comparable organizational documents) of Parent, for Parent to consummate any of the Transactions that has not already been obtained as of the date hereof.

Section 5.15. Investment Intention. Parent is acquiring through the Transactions the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.

Section 5.16. No Additional Representations or Warranties. Except for the representations and warranties contained in Article IV, the Rollover Agreements, the Voting and Support Agreement, in any letter of transmittal and in any closing certificate delivered pursuant to Section 7.02(d), Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries or Representatives makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of any of the Company or its Subsidiaries in connection with the Transactions, including any information, documents, projections, estimates, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in an electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions or presentations by or discussions with the Company’s management (whether prior to or after the date of this Agreement) or in any other forum or setting in expectation of the Transactions, or the accuracy or completeness of any other representation, warranty, information, documents, projections, estimates, forecasts or other material. Parent and Merger Sub acknowledge the representations and warranties in Article IV, the Rollover Agreements, the Voting and Support Agreement, in any letter of transmittal and in any closing certificate delivered pursuant to Section 7.02(d) are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements). Without limiting the foregoing, each of Parent and Merger Sub acknowledge that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article IV, the Rollover Agreements, the Voting and Support Agreement, in any letter of transmittal and in any closing certificate delivered pursuant to Section 7.02(d), neither the Company nor any of its Subsidiaries or Representatives will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, estimates, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of

Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Company IP, real estate, technology, liabilities, results of operations, financial condition and prospects of the Acquired Companies, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Acquired Companies and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Acquired Companies.

ARTICLE VI.

COVENANTS OF THE PARTIES

Section 6.01. Conduct of the Company Pending the Merger.

(a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, except as expressly contemplated by this Agreement (including the activities of the Company pursuant to Section 6.14), as set forth in Section 6.01(a) of the Company Disclosure Letter, as required by Applicable Law, or otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct their respective business and operations, in all material respects, in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve the goodwill and current relationships of the Acquired Companies with employees, customers, suppliers and other Persons with which any Acquired Company has significant business relations; provided, however, that no omission by the Acquired Companies that is expressly prohibited by Section 6.01(b) shall be deemed a breach of the covenants contained in this sentence.

(b) Without limiting the foregoing, and as an extension thereof, except as expressly contemplated by this Agreement (including the activities of the Company pursuant to Section 6.14), as set forth in Section 6.01(b) of the Company Disclosure Letter, as required by Applicable Law, or otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01:

(i) amend the certificate of incorporation, bylaws or other organizational documents of the Acquired Companies;

(ii) except as required pursuant to a Plan as in existence as of the date of this Agreement, issue, deliver, sell, grant options or rights to purchase or receive, pledge, or authorize, propose, agree or commit to the issuance, sale, grant of options or rights to purchase or pledge, any Company Capital Stock, other than shares of Company Common Stock issuable or reacquired by the Company (w) in connection with the forfeiture or reacquisition of shares of Company Common Stock underlying Company Compensatory Awards in connection with the termination of any employee or service provider, (x) upon exercise of the Company Options outstanding as of the date hereof in accordance with the

Company Stock Plans or issued after the date hereof in compliance with this Agreement, (y) in connection with vesting, settlement, and/or forfeiture of Company RSU Awards outstanding as of the date hereof or issued after the date hereof in compliance with this Agreement in accordance with the Company Stock Plans, or (z) the issuance of shares of Company Common Stock pursuant to the Company ESPP;

(iii) authorize, make or declare any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Capital Stock, to the stockholders of the Company, except for intra-company dividends between the Company and its wholly owned Subsidiaries or wholly owned Subsidiaries of the Company;

(iv) except in the ordinary course of business but only to the extent such Contract would not constitute a Company Material Contract under Section 4.09(a)(xv), (A) materially modify, amend or terminate (excluding any expiration in accordance with its terms) any Company Material Contract, (B) enter into any Contract that would be a Company Material Contract if in existence on the date hereof or (C) waive, amend, release or assign any material rights, claims or benefits under any Company Material Contract;

(v) sell, assign, transfer, convey, lease or otherwise dispose of or create any material Lien on any of the Company’s or its Subsidiaries’ assets or properties (other than Intellectual Property Rights, which are covered by Section 6.01(b)(vi)), except in the ordinary course of business consistent with past practice;

(vi) except for non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practice, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on any material Company IP, or otherwise fail to take any action necessary to maintain any material Company Registered IP;

(vii) except as required by Applicable Law or required by the terms of this Agreement (including Section 6.01(b)(ii)), pursuant to the terms of a Plan or Contract in existence as of the date hereof, or adopted, entered into or amended into after the date hereof in compliance with the terms of this Agreement: (i) grant, or promise to grant any, or enter into any new agreements providing for severance, retention or termination pay to (or enter into or amend any such existing arrangement with) any current or former employee, consultant, director or officer of any Acquired Company, other than eligibility to participate in the Plans that provide for severance as in effect on the date hereof, (ii) enter into any collective bargaining agreement, (iii) establish, adopt, enter into or amend any Plan (which, for the avoidance of doubt, excludes offer letters for “at will” employment or ordinary course services agreements with independent contractors that provide for no severance or change in control benefits, other than eligibility to participate in the Plans that provide for severance as in effect on the date hereof), except for (A) adoptions, amendments, or terminations that do not increase costs to the Acquired Companies or (B) administrative amendments in the ordinary course of business to Plans providing health and welfare benefits that do not materially increase the cost or expense of maintaining such Plans, (iv) increase compensation, bonus, commission or other benefits payable to any current or former employee, consultant, director or officer of any Acquired Company, other than increases in base salary or regular wages of less than 5% on an individual basis in the ordinary course of business consistent with past practice with respect to employees and consultants with base compensation of less than $250,000 after any such increase, (v) (x) hire any employees with a base compensation in excess of $250,000, other than to replace an employee in any such role who has terminated employment and provide substantially the same compensation to such replacement employee, or (y) terminate the employment of any employee with a base compensation of $250,000 or more, other than for cause or (vi) implement or announce any mass layoffs, plant closings, material reductions in force or furloughs affecting any current employee or officer of the Company or any of its Subsidiaries that would result in a liability or obligation to the Acquired Companies under the Worker Adjustment and Retraining Notification Act;

(viii) other than the Merger contemplated hereby, merge or consolidate any Acquired Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company, except with respect to any wholly owned Subsidiary of the Company;

(ix) make any material loans or material advances of money to any Person (other than for transactions among the Acquired Companies), except for (A) advances to employees or officers of the Acquired Companies for expenses in the ordinary course of business consistent with past practice or (B) extensions of credit to customers, in each case, incurred in the ordinary course of business consistent with past practice;

(x) (A) make, change or rescind any material income Tax election (including, for the avoidance of doubt, any entity classification election), (B) adopt or change any of its methods of accounting or accounting principles, methods or practices other than as required or permitted by GAAP or Applicable Law; (C) enter into any closing agreement with respect to Taxes; (D) settle any material claim or assessment relating to the Company or any of its Subsidiaries with respect to Taxes; or (E) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xi) split, combine, exchange, subdivide, cancel or reclassify any equity securities of the Company or any of its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of the Company or any of its Subsidiaries, other than repurchases, forfeitures or withholdings in connection with the termination of any employee or service provider or repurchases, forfeitures or withholdings in connection with the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, settlement and/or exercise of any Company Option or Company RSU that are outstanding as of the date hereof or issued after the date hereof in compliance with this Agreement in accordance with the Company Stock Plans;

(xii) make or commit to any capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate, other than in accordance with the Company’s annual capital expenditures budget made available to Parent;

(xiii) incur, issue, become liable for, amend or modify in any material respect the terms of any indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for indebtedness (in each case, for the avoidance of doubt, excluding trade payables or obligations issued or assumed as consideration for services or property, including inventory), other than (y) indebtedness between the Company and its wholly owned Subsidiaries or wholly owned Subsidiaries of the Company or (z) under the Company Credit Agreement;

(xiv) compromise, settle or agree to settle any claims (A) involving amounts in excess of $1,000,000 individually or $5,000,000 in the aggregate or (B) (1) with respect to any obligations of criminal wrongdoing, (2) that would impose any material restrictions on the business or operations on the Company or its Subsidiaries that would continue after the Effective Time or (3) involving an admission of wrongdoing by the Company or any of its Subsidiaries;

(xv) enter into any new line of business other than any line of business that is ancillary to or an immaterial extension of any existing line of business;

(xvi) convene any special meeting of their stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders at the Company Stockholder Meeting other than as expressly permitted or required pursuant to this Agreement;

(xvii) acquire (by merger, consolidation or acquisition of stock or assets) any equity interest in any other Person or any operating business or division thereof;

(xviii) enter into or adopt any “poison pill” or similar stockholder rights plan; and

(xix) enter into any agreement, or otherwise become obligated, to do any action prohibited under clause (i) through (xviii) of this Section 6.01(b).

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02. Non-Solicitation; Adverse Recommendation Change.

(a) Except as otherwise expressly permitted by this Section 6.02, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors, officers and employees to, and shall use reasonable best efforts to cause its Representatives to:

(i) from and after the execution of this Agreement, (w) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party (or any of their Representatives on their behalf) with respect to any Acquisition Proposal and (x) take the necessary steps to promptly inform any Third Parties with whom discussions and negotiations are then occurring or who make an Acquisition Proposal after execution of this Agreement, of the obligations set forth in this Section 6.02(a), (y)

promptly terminate all access granted to any Third Party and its Representatives to any physical or electronic data room and (z) promptly (and in any event within two (2) Business Days after the date hereof) request in writing in accordance with the applicable confidentiality agreement between any Acquired Company and such Third Party that each Third Party that has executed a confidentiality or similar agreement within the twelve (12) month period immediately preceding the date hereof promptly (and in any event, in accordance with the applicable confidentiality agreement) return or destroy all confidential information concerning the Company and its Subsidiaries provided by the Company and its Subsidiaries or Representatives to such Third Party or any of its Representatives with respect thereto; and

(ii) from and after the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, not, directly or indirectly (A) solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information relating to the Acquired Companies to, or afford access to the books or records or officers of the Acquired Companies to, any Third Party with respect to an Acquisition Proposal or in connection with or for the intent of facilitating an Acquisition Proposal, (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal or require the Company to breach Section 6.02(a), or to abandon or terminate this Agreement (each such agreement, other than an Acceptable Confidentiality Agreement, an “Alternative Acquisition Agreement”), or (D) resolve, commit or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6.02(a), if, after the date of this Agreement and prior to the receipt of the Required Company Stockholder Approval, (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that did not result from a breach of Section 6.02(a) (other than a breach that is immaterial and unintentional) and (ii) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial and outside legal advisors, that (A) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under Applicable Law, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with such Third Party (a copy of which shall be provided to Parent promptly after execution), (y) furnish non-public information, and afford access to the business, properties, assets, books or records or officers, or to any personnel, of the Acquired Companies, to such Third Party and its Representatives (including financing sources) and (z) engage in discussions and negotiations with such Third Party and its Representatives with respect to the Acquisition Proposal; provided, that any information concerning the Acquired Companies made available to any Third Party shall, to the extent not previously made available to Parent, be made available to Parent or Merger Sub substantially currently with making it available to such Third Party (and in any event within twenty-four (24) hours); provided, however, that the Company will not, and will not permit any other Acquired Company to, and shall use reasonable best efforts to cause its Representatives not to, disclose any non-public information regarding the Acquired Companies to such Third Party or any of its Representatives without the Company first entering into an Acceptable Confidentiality Agreement, unless such Third Party is already party to a confidentiality agreement with the Company that contains confidentiality restrictions no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreements (and would otherwise qualify as an Acceptable Confidentiality Agreement if then entered into). Notwithstanding anything to the contrary set forth in this Section 6.02 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board (or a committee thereof) having to make the determination in clause (ii) of the preceding sentence), contact any Third Party to the extent necessary to (A) clarify and understand the terms and conditions of any Acquisition Proposal made by such Third Party solely to determine whether such inquiry or proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) inform such Third Party that has made an Acquisition Proposal of the provisions of this Section 6.02.

(c) Except as expressly permitted by Section 6.02(c) or Section 6.02(d), neither the Company Board nor any committee thereof shall: (i) withhold, withdraw, modify, qualify or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Proxy Statement or fail to publicly recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of a tender offer providing for such Acquisition Proposal; (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, submit to the stockholders of the Company for their approval, or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal; (iv) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions with respect to any one Acquisition Proposal (provided that any amendments to the economic or other material terms thereof shall constitute a separate Acquisition Proposal)) (any of the actions described in clauses (i) through (iv) of this Section 6.02(c), an “Adverse Recommendation Change”); or (v) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Subject to compliance with Section 6.02(d), at any time prior to the receipt of the Required Company Stockholder Approval, the Company Board (or a committee thereof) shall be permitted (x) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 8.01(h) (in which case the Company shall pay, or cause to be paid, to Parent the Company Termination Fee prior to or concurrently with such termination) or (y) to effect any Adverse Recommendation Change, if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial and outside legal advisors, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under Applicable Law. For the avoidance of doubt, nothing in this Section 6.02(c) shall be deemed to prohibit, and no Adverse Recommendation Change shall be deemed to have occurred in connection with, any of the actions expressly permitted by Section 6.02(f).

(d) Notwithstanding anything to the contrary set forth herein, the Company Board shall be entitled to effect an Adverse Recommendation Change or, if applicable, terminate this Agreement pursuant to Section 8.01(h), if, prior to the time the Required Company Stockholder Approval is obtained:

(i) (A) a bona fide Acquisition Proposal that did not result from a breach of Section 6.02(a) (other than a breach that is immaterial and unintentional) is made to the Company by a Third Party following the date hereof; (B) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) would be inconsistent with its fiduciary duties pursuant to Applicable Law; (C) the Company has provided, at least four (4) Business Days in advance, written notice (a “Notice of Adverse Recommendation Change”) to Parent that the Company intends to take such action in response to an Acquisition Proposal (it being understood that the delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice shall (1) state that the Company has received a bona fide written Acquisition Proposal that has not been withdrawn and that the Company Board has concluded in good faith (after consultation with its financial and outside legal advisors) constitutes a Superior Proposal, and (2) include, as applicable, (x) written notice of the material terms of the Acquisition Proposal that resulted in the Company Board (or a committee thereof) determining that the Acquisition Proposal is a Superior Proposal and the identity of the Person who made such Superior Proposal, (y) an exact copy of the Alternative Acquisition Agreement in respect of such Acquisition Proposal and (z) exact copies that the Company has received of any other Contracts to be entered into in connection with such Acquisition Proposal that the Company Board determined was material to its decision that the Acquisition Proposal constitutes a Superior Proposal, (D) during such four (4) Business Days following the time of Parent’s receipt of the Notice of Adverse Recommendation Change, the Company shall, and shall use reasonable best efforts to cause its Representatives to, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Commitment Letters and the Limited Guarantees so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (E) following the end of the four (4) Business Days described in the preceding clause (D), the Company Board (or a committee thereof) shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement and the Commitment Letters and Limited Guarantees agreed to in writing by Parent in response to the Notice of Adverse Recommendation Change or otherwise, that the Acquisition Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change and terminate this Agreement would still be inconsistent with its fiduciary duties under Applicable Law. In the event of any material amendment of such Superior Proposal, the Company shall be required to issue a new Notice of Adverse Recommendation Change or otherwise comply again with the requirements of this Section 6.02(d); provided, however, that for purposes of this sentence, references to the four (4) Business Day period above shall be deemed to be references to two (2) Business Days from the time of Parent’s receipt of the Notice of Adverse Recommendation Change.

(ii) (A) an Intervening Event has occurred; (B) the Company Board (or a committee thereof) has determined in good faith, after consultation with the Company’s financial and outside legal counsel, that the failure to effect an Adverse Recommendation Change in connection therewith would be inconsistent with its fiduciary duties under Applicable Law; (C) the Company has provided at least four (4) Business Days’ advance written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Intervening Event and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes reasonably detailed information describing the Intervening Event and reasons for the Company taking such action; (D) during such four (4) Business Days following the time of Parent’s receipt of the Notice of Intervening Event, the Company shall, and shall use reasonable best efforts to cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Commitment Letters and Limited Guarantees in response to such Intervening Event; (E) following the end of such four (4) Business Day period described in the preceding clause (D), the Company Board (or a committee thereof) shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement, the Commitment Letters and Limited Guarantees agreed to in writing by Parent in response to the Notice of Intervening Event, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided that if the Intervening Event to which this provision applies thereafter changes in any material respect, the Company shall provide written notice of such modified Intervening Event to Parent and shall again comply with this Section 6.02(d)(ii) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Adverse Recommendation Change (and shall do so for each such subsequent change).

(e) From and after the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, (i) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after receipt of (A) any Acquisition Proposal by or on behalf of the Company or any of its Subsidiaries or Representatives or (B) any request for information or inquiry that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice, which notice shall include, in the case of clause (A), the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, exact copies of any written documentation constituting the Acquisition Proposal, including proposed Alternative Acquisition Agreements and any related financing commitments), and in the case of clause (B), the identity of the Person seeking such information or discussions or negotiations and (ii) the Company shall provide Parent as promptly as reasonably practicable (and in any event within twenty-four (24) hours) with written notice setting forth such information as is reasonably necessary to keep Parent reasonably informed of material oral or written communications regarding, and the status and material details (including material amendments or proposed material amendments) of, any such Acquisition Proposal, request or inquiry (and provide Parent with an exact copy of any written proposal or offer).

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a committee thereof), directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto or (iii) making any other communication to the Company’s stockholders if (in the case of this clause (iii)) the Company Board (or a committee thereof) has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the Company Board’s fiduciary duties under Applicable Law.

(g) The Company agrees that any breach of this Section 6.02 by any (i) director or officer or (ii) other Representative of the Company acting in their capacity as such (other than an unintentional and immaterial breach by a consultant or an employee of the Company who is not an officer of the Company) will be deemed to be a breach of this Section 6.02 by the Company.

Section 6.03. Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions hereof, the Company, Parent and Merger Sub shall use their reasonable best efforts to (and with respect to clause (iii) of this Section 6.03(a) only, in the case of Parent and Merger Sub, shall cause their respective Affiliates (including the Guarantors and their respective Subsidiaries) to) (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, including the Antitrust Laws, to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including the Required Money Transfer Approvals and those in connection with the Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) (A) as promptly as reasonably practicable, and in any event within twenty-five (25) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act, (B) as promptly as reasonably practicable, and in any event within fifteen (15) Business Days after the date hereof, make all necessary filings (or draft filings in a form that is substantially complete, where applicable), and thereafter make any other required submissions, with respect to this Agreement required under any other applicable Antitrust Laws, (C) as promptly as practicable make the Money Transfer Change of Control Filings, including those that are necessary to obtain Required Money Transfer Approvals and termination or expiration of the waiting period relating to such Required Money Transfer Approvals, as applicable, including those set forth on Section 6.03(a)(iii)(C) of the Company Disclosure Letter and (D) as promptly as reasonably practicable after the date hereof, make all other necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other Applicable Law. Neither Parent, the Company, nor their respective Affiliates will withdraw any such notices, reports, filings or applications without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, or delayed.

(b) Without limiting anything contained in Section 6.03(a), the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates (including, in the case of Parent and Merger Sub, the Guarantors and their respective Subsidiaries) and equity financing sources (but solely for purposes of clauses (i) and (ii) and solely in connection with the Required Money Transfer Approvals) to): (i) furnish all information or documentation required for any application, submission or other filing required to be made under this Agreement; (ii) cooperate and use good faith and use diligent efforts to cause the timely filing of all necessary applications, submissions or other filings with any Governmental Authority required to be made under this Agreement, including in connection with any applicable Money Transfer Change of Control Filings required to be made hereunder; and (iii) engage in communications with Governmental Authorities as is necessary or advisable to obtain the termination of any applicable waiting period or any other clearance, consent or approval contemplated by Section 6.03(a).

(c) Without limiting the generality of anything contained in this Section 6.03, each party hereto shall, subject to Applicable Law and the instructions of any Governmental Authority, use reasonable best efforts to (and shall cause its respective Affiliates (including, in the case of Parent and Merger Sub, the Guarantors and their respective Subsidiaries) to): (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; (iii) promptly inform the other parties of any material communication to or from any Governmental Authority regarding the approval of the Merger or any of the other Transactions, including with respect any filings contemplated by Section 6.03(a) and Section 6.03(b); (iv) respond as promptly as practicable to any additional requests for information received by any party from any Antitrust Authority any other Governmental Authority with respect to the Transactions or filings contemplated by Section 6.03(a); and (v) (A) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any Applicable Laws, including any other applicable Antitrust Laws; (B) obtain all Required Money Transfer Approvals and termination or expiration of the waiting period relating to such Required Money Transfer Approvals, as applicable; and (C) prevent the entry in any action or proceeding brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions. To the extent not prohibited by Governmental Authority or Applicable Law, each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions, and provide the other parties or their respective counsel, as promptly as practicable and in any event reasonably in advance of the intended submission, with a complete draft of any filing, notification, report, submission, correspondence or other written communication (and any exhibits, attachments, schedules or supplemental information thereto) proposed to be made or submitted by such party or its Affiliates to any Governmental Authority in connection with the Transactions (including, without limitation, any HSR Act notification), and afford the other parties) a reasonable opportunity to review and comment thereon, consider in good faith and use reasonable efforts to incorporate the reasonable comments of the other parties. Without limiting the foregoing, Parent and the Company shall not, and shall cause their respective Affiliates not to, “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act, any other Antitrust Law or Money Transmitter Requirement, as the case may be, and refile it unless the other parties have consented in writing in advance to such withdrawal and refiling, and none of the parties or their respective Affiliates shall extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any request, meeting, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions, each party hereto will permit Representatives of the other parties to be present at each substantive meeting or conference relating to such request, meeting, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, meeting, inquiry, investigation, action or legal proceeding.

(d) In connection with this Section 6.03, each of the parties may redact materials (i) to remove references concerning the valuation of Company, (ii) as necessary to comply with contractual arrangements or Applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege concerns. Each party may also, as it deems advisable or necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material.” Each of Parent and the Company shall cooperate in providing an appropriate response to any inquiry from a Governmental Entity including informing the other party as soon as practicable of any such investigation or inquiry, and consulting in advance, to the extent practicable, before making any presentations or material submissions to a Governmental Authority. Notwithstanding anything to the contrary in this Agreement, with respect to any filing or supplement thereto required by a Governmental Authority that may include sensitive financial or other information (including but not limited to sensitive personal information) with respect to Parent or any of its Affiliates or their respective Representatives, such Person may elect, in such Person’s sole discretion, to provide such information to such Governmental Authority directly through its legal counsel.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent related to any Applicable Law, Parent and Merger Sub shall (and shall cause its Subsidiaries to) cooperate in good faith with the Governmental Authorities and shall undertake (and cause its Subsidiaries to undertake) promptly any and all action to complete lawfully the Transactions prior to the End Date and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting or agreeing to a Governmental Order, settlement, consent decree or other agreement providing for the sale, divestiture, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, or limiting any freedom of action with respect to, particular assets, rights, properties, products, categories of assets or lines of business, (ii) promptly effecting the disposition, licensing or holding separate of assets, rights, properties, products or lines of business, (iii) promptly terminating, modifying, or assigning existing relationships, joint ventures, Contracts, or obligations, (iv) committing to behavioral or other operational conditions and any other modifications of, or restrictions on the businesses, assets, properties, product lines, equity interests, or other activities, and (v) contesting, defending and appealing any pending or threatened Proceeding challenging or in respect of this Agreement or the consummation of the Merger and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the Merger, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the End Date; provided, however, (1) that any of the foregoing actions may, at the discretion of Parent, be conditioned upon the consummation of the Transactions, (2) the Acquired Companies shall be required to become subject to, or consent or agree to or otherwise take any of the foregoing actions if Parent requests any of them to take such action so long as such action is conditioned on the Closing, (3) without the prior written consent of Parent, none of the Acquired Companies shall take any of the foregoing actions, (4) Parent shall not be obligated to take, or agree to take, or cause to be taken, any of the foregoing actions with respect to any Person, or the assets, properties or businesses of any Person, other than Parent and its Subsidiaries (including the Company, the Company Subsidiaries and the Surviving Corporation) and (5) Parent shall not be obligated to take, or agree to take, or cause to be taken, any of the foregoing actions if such actions, in the aggregate, would or would reasonably be expected to have a material adverse effect on the Company, Parent and their respective Subsidiaries (including the Surviving Corporation), in each case measured on a scale relative to the size of Parent and the Acquired Companies, taken as a whole (after giving effect to the Merger).

(f) Parent shall be solely responsible for and pay all filing fees incurred in connection with making the filings under applicable Antitrust Laws.

Section 6.04. Proxy Statement; Schedule 13E-3.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within thirty (30) Business Days), the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and the Company and Parent shall jointly prepare and file a Schedule 13E-3 with the SEC. So long as there has not been an Adverse Recommendation Change made in compliance with the express terms of Section 6.02, the Proxy Statement shall include the Company Board Recommendation. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement or Schedule 13E-3 or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement or Schedule 13E-3, and shall as promptly as reasonably practicable provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement or Schedule 13E-3. The Company shall use its reasonable best efforts so that the Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable (and in no event more than ten (10) Business Days) after the date on which the SEC confirms that it has no further comments on the Proxy Statement. Prior to filing or mailing the Proxy Statement or Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent permitted by Applicable Law and shall consider in good faith the inclusion or reflection of any such comments so provided; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent solely to the extent required to effect an Adverse Recommendation Change made in accordance with the express terms of Section 6.02.

(b) Parent shall, as promptly as possible, use reasonable best efforts to furnish to the Company all information concerning Parent and Merger Sub and their Affiliates (including, in the case of Parent, the Guarantors and their respective Subsidiaries) as may be reasonably requested in writing by the Company in connection with the Proxy Statement or Schedule 13E-3, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or Schedule 13E-3, and shall otherwise use reasonable best efforts to assist and cooperate with the Company in the preparation of the Proxy Statement and Schedule 13E-3 and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon written request of the Company, use reasonable best efforts to confirm or supplement the information relating to Parent or Merger Sub or their respective Affiliates (including, in the case of Parent, the Guarantors and their respective Subsidiaries) supplied by it for inclusion in the Proxy Statement and Schedule 13E-3, such that at the time of the mailing of the Proxy Statement, Schedule 13E-3 or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) In accordance with the Company’s organizational documents and Applicable Law, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 6.04(c) and the timing contemplated in Section 6.04(a)), (x) conduct one or more “broker searches,” establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (such meeting, including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail to the holders of Company Common Stock as of the record date established for the Company Stockholder Meeting the Proxy Statement (such date, the “Proxy Date”). Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedures and matters required by Applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall use reasonable best efforts to, following consultation with Parent, duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date (and, unless otherwise agreed to by the Company and Parent in writing, in no event later than the thirty-fifth (35th) day following the first mailing of the Proxy Statement to the stockholders of the Company); provided, however, that the Company may, and in the case of clause (iii) shall, at the request of Parent, postpone, recess or adjourn the Company Stockholder Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting (x) more than two (2) times or (y) for more than ten (10) Business Days at a time without Parent’s prior written consent), (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting (x) more than two (2) times or (y) for more than ten (10) Business Days at a time without Parent’s prior written consent), or (iv) to allow the minimum reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Laws (including fiduciary duties) and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. Unless the Company Board shall have effected an Adverse Recommendation Change in accordance with the express provisions of Section 6.02, the Company shall make (and include in the Proxy Statement) the Company Board Recommendation and use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholder Meeting; provided, however, that, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is terminated in accordance with Article VIII.

(d) If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement or Schedule 13E-3, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement or Schedule 13E-3 which it has so become aware shall have become false or misleading.

Section 6.05. Access to Information. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Acquired Companies, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Acquired Companies, and shall furnish such Representatives with existing financial and operating data and other information concerning the affairs of the Acquired Companies as such Representatives may reasonably request; provided that such investigation shall only be upon reasonable advance notice and shall be at Parent’s sole cost and expense; provided, further, that nothing herein shall require the Acquired Companies to disclose any information to Parent or its Representatives if such disclosure would, in the reasonable judgment of the Company, (i) violate Applicable Law, (ii) violate or cause a material default pursuant to the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party as of the date hereof or (iii) jeopardize attorney-client or other legal privilege; provided that, for each of clauses (i) through (iii), the Company shall give notice to Parent of the fact that it is withholding such information or documents and use reasonable best efforts to effect reasonable substitute disclosure or access; provided, further, that nothing in this Section 6.05 shall require the Acquired Companies to disclose any information to Parent or its Representatives that relates to the evaluation or negotiation of this Agreement, the Transactions, any similar transaction or transactions with any other Person, an Acquisition Proposal or any deliberation by the Company Board (or a committee thereof) regarding an Acquisition Proposal. All information obtained by Parent, Merger Sub and their respective Representatives shall be subject to the Confidentiality Agreement. No investigation or access permitted pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.05 for any competitive or other purpose unrelated to the consummation of the Transactions. Any access to the properties of the Acquired Companies will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.05.

Section 6.06. Confidentiality; Public Announcements. Except as otherwise contemplated by Section 6.02(f) (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company or the Company Board under Section 6.02 or Parent’s ability to respond thereto), the Company, Parent and Merger Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the Transactions, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ written consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary (i) to the extent disclosure may be required by Applicable Law, Governmental Order or applicable stock exchange rule or any listing agreement of any party hereto if it has used reasonable best efforts to the extent reasonably practicable to consult with the other party hereto, prior to the time such disclosure is so required to be issued; provided that, notwithstanding the foregoing, Parent, Merger Sub and the Debt Financing Sources may make customary communications to prospective lenders and investors in connection with the arrangement of the Debt Financing without prior consultation with, or consent from, the Company, (ii) for statements consistent in all material respects with any release, disclosure or other public statements previously made in accordance with this Section 6.06 or (iii) to the extent related to an Adverse Recommendation Change. The Company may, without Parent’s or Merger Sub’s consent, communicate to its employees, customers, resellers, partners, suppliers, vendors and consultants in a manner consistent with prior communications of the Company that were previously approved by Parent or consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan. Notwithstanding anything to the contrary set forth therein or herein, the Confidentiality Agreements shall continue in full force and effect until the Closing, at which time they shall automatically terminate effective as of the Closing and will be of no further force or effect; provided, that the execution of this Agreement by the Company shall constitute written consent by the Company pursuant to the Confidentiality Agreements to all actions by Parent, Merger Sub, the Guarantors and their respective Representatives expressly permitted by this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent may disclose the terms of the Transactions to the Guarantors and its and their Affiliates’ equityholders and limited partners consistent with customary practice in the private equity industry, so long as the Person to which Parent is disclosing such terms is bound by a customary confidentiality agreement that would require such Person to keep confidential such terms.

Section 6.07. Indemnification of Officers and Directors.

(a) From and after the Effective Time, Parent agrees that it shall cause the Surviving Corporation to indemnify and hold harmless each present and former (in each case, as of the Effective Time) director and officer of the Acquired Companies, in each case in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquired Companies, as the case may be, would have been permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements or other organizational documents in effect on the date of this Agreement to indemnify such Person, in each case that have been made available to Parent. Parent also agrees that it shall cause the Surviving Corporation to promptly advance reasonable and out-of-pocket expenses as incurred by each present and former director and officer of the Acquired Companies to the fullest extent permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements or other organizational documents in effect on the date of this Agreement and in each case made available to Parent to advance expenses incurred by such Person upon receipt of a written undertaking by such Person or on such Person’s behalf to repay the amount paid or reimbursed if it is ultimately determined that such Person is not permitted to be indemnified under Applicable Law or any such applicable governing document. Without limiting the foregoing, Parent shall cause the Acquired Companies (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Acquired Companies’ former and current officers and directors, solely with respect to acts or omissions occurring prior to the Effective Time, that are no less favorable to those Persons than the provisions of Applicable Law and the certificates of incorporation, bylaws, indemnification agreements, and other organizational documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) the Company shall (upon request of Parent) and (if the Company does not) Parent and the Surviving Corporation shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time, (ii) this clause (b) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Company on or prior to the Effective Time, which policies provide such Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies with coverage for an aggregate period of six (6) years with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that were committed or alleged to have been committed by such Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies in coverage and amount no less than the policies currently in place so long as the total premiums paid would not exceed 300% of the last annual premium paid for the Company’s directors and officers liability insurance policies in effect as of the date hereof, it being understood that if the total premium payable for such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost equal to such amount, and (iii) if any Proceeding is asserted or made against those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on or prior to the sixth (6th) year anniversary of the Effective Time, any insurance required to be maintained under this Section 6.07 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.07 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.07. In addition, Parent and the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.07.

(d) The obligations under this Section 6.07 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each present and former director and officer of the Acquired Companies (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.07.

Section 6.08. Section 16 Matters. Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause the disposition of Company Common Stock (including derivative securities with respect to such Company Common Stock), Company Options, or other securities in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, in each case, to the extent permitted thereunder.

Section 6.09. Stockholder Litigation. In the event that any litigation or other Proceeding of any stockholder or purported stockholder of the Company related to this Agreement, the Merger or the Transactions is initiated or pending, or, to the Knowledge of the Company, threatened, against any of the Company, its Subsidiaries, their respective officers, or the members of the Company Board (or of any equivalent governing body of any Subsidiary of the Company) prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder Proceeding and shall keep Parent reasonably informed with respect to the status thereof and give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation or other Proceeding and consult with Parent with respect to the defense, settlement and prosecution of any such litigation. None of the Company or its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder Proceeding or consent to the same unless Parent shall have first consented in writing (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.09, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Proceeding by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Proceeding but will not be afforded any decision-making power or other authority over such Proceeding except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Proceeding related to Dissenting Shares will be governed by Section 3.06.

Section 6.10. Employee Matters.

(a) For the period commencing at the Effective Time and ending on the earlier of (x) the date that is twelve (12) months following the Effective Time and (y) the date on which the employment of a Continuing Employee terminates, Parent, the Surviving Corporation or any of their respective Affiliates shall provide each Continuing Employee with (i) an annual base salary or wages that are no less favorable than the annual base salary or wages provided to such Continuing Employee immediately prior to the Effective Time, (ii) target cash bonus opportunity or incentive opportunities that are no less favorable than the target cash bonus opportunity or incentive opportunities provided to such Continuing Employee immediately prior to the Effective Time (but excluding any retention or other one-time bonuses), and (iii) other employee benefits (including vacation/leave, health, welfare and defined contribution retirement benefits, but excluding any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits or any benefits under terminated or frozen plans (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to the employee benefits (excluding the Excluded Benefits) provided to such Continuing Employee immediately prior to the Effective Time. For the period commencing at the Effective Time and ending on the earlier of (x) the date that is eighteen (18) months following the Effective Time and (y) the date on which the employment of a Continuing Employee terminates, Parent, the Surviving Corporation or any of their respective Affiliates shall provide each Continuing Employee with severance benefits and protections that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, taking into account such Continuing Employee’s additional period of service.

(b) Effective as of the Effective Time and thereafter, Parent and its Affiliates shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation to use commercially reasonable efforts to recognize, each Continuing Employee’s employment or service with any Acquired Company (including any current or former Affiliate thereof or any predecessor of such Acquired Company) prior to the Closing for all purposes, including determining eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Surviving Corporation, Parent or any of their respective Affiliates, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (but excluding any plans that provide Excluded Benefits), except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Effective Time and thereafter, Parent and its Affiliates shall use commercially reasonable efforts, or shall cause the Surviving Corporation to use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Surviving Corporation, Parent or any of their respective Affiliates to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Plan in which such Continuing Employee participated immediately before the Effective Time, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Acquired Companies prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Surviving Corporation, Parent or any of their respective Affiliates, as if such amounts had been paid in accordance with such plan.

(c) Without limiting the generality of Section 6.10(a), annual cash and short-term bonus or incentives for the fiscal year in which the Effective Time occurs shall be treated as set forth in Section 6.10(c) of the Company Disclosure Letter.

(d) The Company will provide to Parent current, updated calculations related to Section 280G of the Code that it obtains from the advisor that it has retained to perform such calculations, promptly following receipt of such calculations and shall provide to Parent the most recent version of such calculations that exists twenty (20) Business Days prior to Closing (it being agreed, however, that the Company shall not be in breach of this obligation unless it has both (x) been notified by Parent of such breach and (y) failed to cure such breach by delivering the most recent version of such calculations within two (2) Business Days of receipt of such notice).

(e) The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.10 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Plans or other employee benefit plans or arrangements.

Section 6.11. Stock Exchange Delisting. Prior to and following the Effective Time, the Company (and the Surviving Corporation) shall reasonably cooperate with Parent to cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with Applicable Law.

Section 6.12. Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically permitted by this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

Section 6.13. Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, Parent and Merger Sub:

(a) shall not amend or otherwise change any of Parent’s or Merger Sub’s organizational documents, to the extent that such amendment or change would, or would reasonably be expected to, impair or prevent the ability of Parent and Merger Sub to consummate the Transactions or delay the Closing;

(b) shall cause the TPG Guarantor not to, and shall cause Corpay and its Subsidiaries not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Acquired Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay past the End Date in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, in each case, that are conditions to the Transactions under Article VII, (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (iv) otherwise prevent the consummation of the Transactions. Notwithstanding anything to the contrary, the restrictions in the foregoing sentence shall not apply to any existing portfolio company (as that term is commonly understood in the private equity industry) of TPG Guarantor; and

(c) Except as set forth in Section 6.13(c) of the Company Disclosure Letter, Parent and Merger Sub shall not (i) enter into any amendment, modification or waiver to the Specified Transaction Documents or (ii) enter into any Contract that would have been a Specified Transaction Document if entered into prior to the execution of this Agreement, in the case of each of clause (i) and (ii), without the prior written consent of the Company (which consent not to be unreasonably withheld, conditioned or delayed).

Section 6.14. Financing Cooperation.

(a) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide (or cause its Subsidiaries to provide) such cooperation in connection with the arrangement of the Debt Financing as is reasonably requested by Parent; provided that the Company shall in no event be required to provide (or cause its Subsidiaries to provide) such assistance that shall unreasonably interfere with its or its Subsidiaries’ business operations. Such assistance shall include, without limitation, using commercially reasonable efforts to do the following, each of which shall be at Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense:

(i) (x) executing and delivering any credit agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, facilitating the obtaining of guarantees, pledging of collateral and perfection of security interests in collateral from and after the Closing, and other matters ancillary to the Debt Financing, as may be requested by Parent (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing), and (y) deliver to the Debt Financing Sources all certificates representing outstanding equity interests of the Company and each of its material Subsidiaries within ninety (90) days following the Closing Date;

(ii) make senior management of the Company available to assist in the preparation of rating agency presentations and meetings with rating agencies, including assisting with the preparation of materials for rating agency presentations, bank information memoranda (including a bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing;

(iii) deliver to Parent the Debt Financing Deliverables;

(iv) assist Parent in connection with the negotiation of the Debt Financing Documents, as may be reasonably requested by Parent or the Debt Financing Sources; and

(v) furnish to Parent and the Debt Financing Sources such customary financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to satisfy each item of Required Information as soon as practicable after the date hereof.

provided that (v) neither the Company nor any of its Affiliates will be required to make any filings with the SEC in connection with the Financing (other than the Proxy Statement or Schedule 13E-3), (w) nothing in this Section 6.14 shall require any such action to the extent it would (1) unreasonably interfere with the business or operations of the Acquired Companies or require the Acquired Companies to agree to provide any security or guaranties, pay any fees, reimburse any expenses or give any indemnities, in any case effective prior to the Closing, for which Parent does not promptly reimburse or indemnify it, as the case may be, under this Agreement or (2) require the Company, any Company Party or their respective Representatives or financing sources to execute, deliver or enter into, or perform any Debt Financing Document that is not contingent on, or that would be effective prior to, the Closing (except the authorization letters contemplated by clause (a)(iii) above, notices of prepayment or borrowing notices), (x) none of the board of directors (or other similar governing body) of any Acquired Company shall be required to adopt resolutions approving the Debt Financing Documents prior to the Closing (and any such adoption or approval at Closing shall be performed by such board of directors (or other similar governing body) as constituted after the Effective Time and Closing), (y) the Company’s obligations under this Section 6.14 shall be subject to the Debt Financing Related Persons (as applicable) being bound by confidentiality undertakings with respect to material non-public information provided by the Company or any of its Subsidiaries pursuant to this Section 6.14(a), which may take the form of a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities or otherwise in accordance with customary market practice, and (z) none of the Acquired Companies shall be required to provide any information to the extent it would (1) cause, in the reasonable good faith judgment of the Company, significant competitive harm to any Acquired Company if the Transactions are not consummated, (2) violate Applicable Law or the provisions of any Company Material Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party or (3) jeopardize any attorney-client or other legal privilege; provided that the Company shall use commercially reasonable efforts to provide such disclosure in a manner which would not jeopardize such privilege or contravene any such Applicable Law or Company Material Contract.

(b) The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); provided that the Company shall communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials. The Company shall not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing or that does not terminate without liability to the Company and its Affiliates upon the termination of this Agreement. The Company shall not be required to deliver or cause the delivery of any legal opinions in connection with the Financing. In addition, (i) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time (except the authorization letters contemplated by clause (a)(iii) above, notices of prepayment or borrowing notices), (ii) neither the Company nor any of its Subsidiaries shall be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (except the authorization letters contemplated by clause (a)(iii) above, notices of prepayment or borrowing notices), and (iii) any bank information memoranda required in relation to the Debt Financing shall contain disclosure and financial statements reflecting the Parent, the Surviving Corporation or its Subsidiaries as the obligor.

(c) Parent shall (i) indemnify and hold harmless the Acquired Companies and each of their respective directors, officers, employees, agents and other Representatives from and against any and all liabilities, costs or expenses, and (ii) promptly, upon request by the Company and delivery of a reasonably detailed invoice (but no earlier than the Closing or the date of valid termination of this Agreement), reimburse the Acquired Companies for any and all documented out-of-pocket third party costs and expenses, that, in each case of the foregoing clause (i) and (ii) are actually suffered or incurred in connection with the Debt Financing or any information, assistance or activities provided in accordance with this Section 6.14, except (x) with respect to any material misstatement or omission of a material fact in information prepared or provided in writing by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives or Affiliates or (y) to the extent such losses, damages, claims, costs or expenses arise from the breach of this Agreement by the Company or result from the gross negligence, bad faith or willful misconduct of the Company. The foregoing obligations shall survive termination of this Agreement.

(d) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.02(b), as applied to the Company’s obligations under Section 6.14(a), shall be deemed to be satisfied unless the Company’s Willful and Material Breach of its obligations under Section 6.14(a) was a direct cause of the Parent’s failure to receive any material portion of the proceeds of the Financing.

(e) The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used in a manner that is not intended to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

Section 6.15. Financing.

(a) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and use commercially reasonable efforts to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing on or prior to the Closing Date. Such actions shall include, but not be limited to, the following (subject in all respects to Section 6.14): (i) maintaining in effect the Commitment Letters (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (b) below); (ii) satisfying on a timely basis, or obtaining waivers of, all Financing Conditions applicable to Parent and Merger Sub in the Commitment Letters that are within their control; (iii) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto or on such other terms acceptable to Parent and the Debt Financing Sources ); (iv) in the event that the conditions set forth in Section 7.01 and Section 7.02 and the Financing Conditions have been satisfied or, upon funding would be satisfied, consummating the Financing at or prior to the Closing; and (v) enforcing Parent’s rights under the Debt Commitment Letter in the event of a Financing Failure Event.

(b) Parent shall give the Company prompt notice of any material breach, repudiation or threatened or anticipated material breach or repudiation by any party to any Commitment Letter of which Parent or its Affiliates become aware. Without limiting Parent’s other obligations under this Section 6.15, if a Financing Failure Event occurs, Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor; provided that in no event shall Parent or Merger Sub be under any obligation to disclose any information relating to such Financing Failure Event that would waive the protection of attorney-client or similar privilege if such party shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege, (ii) in consultation with the Company, use commercially reasonable efforts to obtain alternative financing from the original Debt Financing Sources or alternative Debt Financing Sources (on terms containing no new conditions to the consummation of such financing additional to those set forth in the existing Debt Commitment Letter) such that the Financing will be in an aggregate amount sufficient to pay the Required Amounts at Closing, and (iii) use commercially reasonable efforts to obtain, and when obtained, promptly provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing subject only to the Financing Conditions (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with the definition of “Debt Commitment Letter”, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with this Section 6.15(b)). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions) or agree to any term (including any market flex term) less favorable to Parent than such term contained in the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions). Parent shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under any Debt Commitment Letter; provided that no such amendment, supplement, replacement, substitution, termination, modification or waiver shall (A) reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement (taking into account the Equity Financing) or (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent the Closing. Unless entered into to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, Parent shall furnish to the Company a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of the Debt Commitment Letter. For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Debt Commitment Letter” and the “Commitment Letters” shall include any such document as permitted or required by this Section 6.15(b) to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” and “Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder. Parent shall, upon request by the Company, keep the Company informed in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing.

(c) Parent and Merger Sub expressly acknowledge and agree that in no event their obligations under this Agreement, including their obligations to consummate the Merger, shall be subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing or availability of any funds or financing (including, for the avoidance of doubt, the Financing).

Section 6.16. Termination of Company Credit Agreement.

(a) By at least two (2) Business Days prior to Closing, the Company shall use reasonable best efforts to deliver to Parent an executed Payoff Letter for the Company Credit Agreement.

(b) The Company shall, and shall cause its Subsidiaries to, cooperate with, and take all actions reasonably requested by, Parent in order to facilitate the termination and payoff of the commitments under the Company Credit Agreement at Closing upon or simultaneously with the funding of the Debt Financing. Contemporaneously with the Closing, Merger Sub shall pay (or cause to be paid) to the lenders under the Company Credit Agreement the Payoff Amount (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to (i) discharge all obligations (except for obligations in the Company Credit Agreement that, by their terms, survive such termination) of the Acquired Companies outstanding under the Company Credit Agreement and terminate the commitments thereunder, (ii) release and terminate all encumbrances, guaranties, security interests, collateral and agreements evidencing subordination in connection therewith relating to the assets, properties and equity interests of the Company or any of its Subsidiaries securing such obligations thereunder and (iii) terminate or replace all letters of credit outstanding thereunder, in each case at the Closing).

Section 6.17. No Employment Discussions. Except as approved by the Company Board, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the receipt of the Required Company Stockholder Approval, Parent will not, and will cause its Affiliates not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation or its Affiliates from and after the Effective Time, (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the consideration to which such individual is entitled pursuant to Section 3.01 in respect of such holder’s shares of Company Common Stock, or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company or their respective Affiliates.

Section 6.18. Anti-Takeover Laws. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Rollover Agreements, the Voting and Support Agreement, the Merger or the Transactions, the Rollover Agreements or the Voting and Support Agreement; and (b) if any Takeover Statute becomes applicable to this Agreement, the Rollover Agreements, the Voting and Support Agreement, the Merger or the Transactions, take all actions within their power to ensure that the Merger and the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the Transactions.

Section 6.19. Notice of Certain Events. Each of the Company and Parent shall promptly notify the other, as promptly as reasonably practicable, of: (a) any material Proceedings initiated or threatened following the date hereof; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and (c) any written notice from any Governmental Authority in connection with the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.19 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 6.20. Information Technology Matters. Parent and the Company will develop a plan to address and remediate the matters set forth on Section 6.20 of the Company Disclosure Letter, and the Company shall use commercially reasonable efforts to initiate such plan to remediate such matters prior to Closing in accordance with such plan and provide Parent with reasonable updates with respect thereto; provided, the Company shall be deemed to have complied with this Section 6.20 for purposes of the condition set forth in Section 7.02(b) unless (i) the Company has materially breached its obligation hereunder, (ii) Parent has notified the Company of such breach in writing, detailing the good faith reasonable steps that the Company must take to comply with this Section 6.20 in order to cure such breach and (iii) the Company has failed to take such steps to cure such breach within a reasonably sufficient time prior to the Closing. For the avoidance of doubt, the remediation of such matters shall not be deemed a condition to Closing.

ARTICLE VII.

CONDITIONS TO THE TRANSACTION

Section 7.01. Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) Any applicable waiting period under the HSR Act shall have expired or been terminated and (ii) the clearances, approvals and consents required to be obtained under the Antitrust Laws as set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect and all statutory waiting periods relating to such Antitrust Laws shall have expired or been terminated, as applicable, including (in the case of (i) and (ii)) any timing agreements with or commitment to any Governmental Authority to delay or not to close the Transactions entered into in connection therewith.

(c) No Injunction. The consummation of the Merger shall not then be restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent), judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any Governmental Authority and there shall not be in effect any Applicable Law enacted or promulgated by a Governmental Authority that prevents or makes illegal the consummation of the Merger.

Section 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by each of Parent and Merger Sub, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by the Company in (A) Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05(e) and Section 4.05(f) (Capitalization; Subsidiaries) and Section 4.20 (No Brokers) shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though made on the Closing Date (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) and (B) Sections 4.05(a) through (d) (Capitalization; Subsidiaries) (other than the last sentence of Section 4.05(c)) (together with the representations and warranties noted in the foregoing clause (A), Section 4.19

(Required Vote) and Section 4.24 (Opinion of Financial Advisor), the “Company Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) other than for de minimis inaccuracies, except for representations and warranties that speak as of a particular date or time, which shall only be true and correct in all respects as of such date or time other than for de minimis inaccuracies;

(ii) each of the representations and warranties made by the Company in Section 4.07(a)(i) (Absence of Certain Changes), Section 4.19 (Required Vote) and Section 4.24 (Opinion of Financial Advisor) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date; and

(iii) each of the representations and warranties made by the Company in this Agreement (other than the Company Fundamental Representations and the representations and warranties in Section 4.07(a)(i) (Absence of Certain Changes)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that speak as of a particular date or time (which shall only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Company Closing Certificate. Parent shall have received a certificate executed on behalf of the Company by its authorized representative (the “Company Closing Certificate”) to the effect that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.

(e) Required Money Transfer Approvals. The Required Money Transfer Approvals set forth on Section 7.02(e) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect and all statutory waiting periods (as applicable) relating to such Required Money Transfer Approvals shall have expired or been terminated, as applicable.

Section 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. The representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as if made at the Closing, (A) except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or perform their respective obligations under this Agreement.

(b) Covenants. Each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied (the “Parent Closing Certificate”).

Section 7.04. Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform any of its material obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was primarily caused by its failure to perform any of its material obligations under this Agreement.

ARTICLE VIII.

TERMINATION

Section 8.01. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Closing shall not have occurred on or before 5:00 p.m. (Eastern time) on May 6, 2026 (as may be extended by the mutual written agreement of Parent and the Company, the “End Date”), whether such date is before or after the date of the receipt of Required Company Stockholder Approval; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date;

(c) by (i) Parent, if any Governmental Authority which must grant a Required Money Transfer Approval set forth in Section 7.02(e) of the Company Disclosure Letter has denied such approval and such denial has become final and non-appealable or (ii) either the Company or Parent, if any Governmental Authority shall have issued an order, decree or ruling or enacted any Applicable Law permanently enjoining, restraining, preventing, making illegal or otherwise prohibiting prior to the Effective Time, the consummation of the Merger, and such order, decree or ruling shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to clause (ii) of this Section 8.01(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the issuance of such order, decree or ruling;

(d) by either the Company or Parent, if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval;

(e) by Parent, (i) if there is any breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 7.02(a) or Section 7.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), (ii) Parent shall have delivered written notice to the Company of such Terminating Company Breach, and (iii) such Terminating Company Breach is not capable of cure or, if curable, shall not have been cured by the earlier of three (3) Business Days prior to the End Date and 30 days since the date of delivery of such written notice to the Company; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in material breach of any of its material obligations under this Agreement;

(f) by the Company, (i) if there is any breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions specified in Section 7.03(a) or Section 7.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), (ii) the Company shall have delivered written notice to Parent of such Terminating Parent Breach, and (iii) such Terminating Parent Breach is not capable of cure or, if curable, shall not have been cured by the earlier of three (3) Business Days prior to the End Date and 30 days since the date of delivery of such written notice to Parent; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company is then in material breach of any of its material obligations under this Agreement;

(g) by Parent, if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change shall have occurred;

(h) by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement to effect a Superior Proposal in accordance with Section 6.02(d)(i); provided that (i) the Company has complied with the provisions of Section 6.02 with respect to such Superior Proposal (other than any breach that is immaterial and unintentional), (ii) the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 8.03(b) and (iii) concurrently with such termination, the Company enters into such definitive agreement; or

(i) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than conditions which are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) have been satisfied or waived; (ii) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 2.01; (iii) the Company has irrevocably notified Parent in writing that, if Parent performs its obligations hereunder and the Equity Financing contemplated by the Equity Commitment Letters and the Debt Financing is funded, the Company stands ready, willing and able to consummate the Merger; (iv) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(i); and (v) the Merger shall not have been consummated by the end of such three (3) Business Day period.

Section 8.02. Notice of Termination; Effect of Termination.

(a) Other than for termination of this Agreement pursuant to Section 8.01(a), a terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination and any valid termination in accordance with the terms of this Agreement shall be effective immediately upon delivery of such written notice to the other parties.

(b) In the event of termination of this Agreement by any party as provided in Section 8.01, this Agreement shall forthwith become void and have no further force and effect, and there shall be no liability or obligation on the part of any party (or any partner, member, manager, stockholder, director, officer, employee, the Guarantors, Affiliate, agent or other Representative of such party), except with respect to this Section 8.02, the final sentence of Section 6.05, Section 6.06, Section 8.03, Article I and Article IX (and the provisions that substantively define any related defined terms not substantively defined in Article such Sections and Articles); provided, however, that notwithstanding anything to the contrary in this Agreement (but subject to Section 8.03), no such termination shall relieve any party from liability or obligation for any losses or damages for a Willful and Material Breach of any covenant, agreement or obligation under this Agreement or actual fraud (as defined under Delaware Law) to the extent arising out of the express representations and warranties made by a party under Article IV or Article V, as applicable.

Section 8.03. Expenses; Termination Fee.

(a) Except as set forth in Section 6.03 and this Section 8.03, each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses in connection with the Debt Financing, regardless of whether such financing fees and expenses were to be incurred by the Company or any of its Subsidiaries, and all fees and expenses of the Paying Agent. Except as set forth in Section 3.02(e), Parent shall bear and timely pay all Transfer Taxes and shall prepare and timely file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

(b) Company Termination Fee. If, but only if, this Agreement is terminated:

(i) (w) by Parent or the Company pursuant to Section 8.01(b) (End Date) or Section 8.01(d) (Failure of Company Stockholder Vote) or by Parent pursuant to Section 8.01(e) (Company Terminating Breach), (x) an Acquisition Proposal has been made to the Company after the date hereof and has not been withdrawn prior to such termination, (y) solely in the event this Agreement is terminated by Parent or the Company pursuant to Section 8.01(d) (Failure of Company Stockholder Vote), such Acquisition Proposal was publicly disclosed or otherwise made known to stockholders of the Company prior to such termination, and (z) within twelve (12) months of the termination of this Agreement, (1) the

Company enters into a definitive agreement for the consummation of any Acquisition Proposal (regardless of when made or the counterparty thereto) or (2) any Acquisition Proposal is consummated (regardless of when made or the counterparty thereto), then the Company shall pay, or cause to be paid, to each of (A) TPG IX Management, LLC or any other affiliated entity designated by Parent in writing (the “Parent Affiliated Management Company”) and (B) Corpay, an aggregate amount equal to the Company Termination Fee, in accordance with the Parent Affiliated Management Company’s and Corpay’s Pro Rata Share, within five (5) Business Days after the date on which the Company enters into such definitive agreement or the date on which such Acquisition Proposal is consummated, as applicable (provided, however, that for purposes of this Section 8.03(b)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) by Parent pursuant to Section 8.01(g) (Adverse Recommendation Change), then the Company shall pay, or cause to be paid, to each of (A) Parent Affiliated Management Company and (B) Corpay, an aggregate amount equal to the Company Termination Fee, in accordance with the Parent Affiliated Management Company’s and Corpay’s Pro Rata Share, within five (5) Business Days following such termination; or

(iii) by the Company pursuant to Section 8.01(h) (Superior Proposal), then the Company shall pay, or cause to be paid, to each of (A) Parent Affiliated Management Company and (B) Corpay, an aggregate amount equal to the Company Termination Fee, in accordance with the Parent Affiliated Management Company’s and Corpay’s Pro Rata Share, concurrently with and as a condition to such termination.

Parent Affiliated Management Company and Corpay shall each be an express third party beneficiary of, and shall each have the right to enforce, this Section 8.03(b).

(c) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.02, Parent’s right to terminate this Agreement pursuant to Section 8.01 and to have Parent Affiliated Management Company and Corpay receive from the Company their Pro Rata Share of the Company Termination Fee shall, in circumstances in which the Company Termination Fee is owed, constitute the sole and exclusive remedy of Parent and Merger Sub against (i) the Company and (ii) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any breach, loss or damage suffered as a result of or relating to or arising out of this Agreement or the other documents related hereto, including the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the entire Company Termination Fee and such other amounts, if any, referenced in Section 8.03(g), no Person shall have any rights or claims against the Company Parties under this Agreement, the other documents related to the Transactions or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company Parties shall not have any other liability relating to or arising out of this Agreement, the other documents related to the Transactions or otherwise, other than for Willful and Material Breach. Nothing in this Section 8.03(c) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other Company Party may be liable under this Agreement or the Transactions (including the Debt Financing). For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance of the type contemplated by Section 9.02 and the payment of the Company Termination Fee pursuant to Section 8.03(b), as the case may be, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance to cause the consummation of the Transactions (including the Merger) and monetary damages, including all or any portion of the Company Termination Fee and, if applicable, any payment pursuant to Section 8.03(g).

(d) Parent Termination Fee. If, but only if, this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.01(b) (End Date) at a time when the Company could have terminated this Agreement pursuant to Section 8.01(f) (Terminating Parent Breach) or Section 8.01(i) (Parent Failure to Close) or (ii) by the Company pursuant to Section 8.01(f) (Terminating Parent Breach) or Section 8.01(i) (Parent Failure to Close), then, in each case (i)-(ii), Parent shall pay, or cause to be paid, to the Company or its designee, by wire transfer of immediately available funds, the Parent Termination Fee within five (5) Business Days following such termination.

(e) Notwithstanding anything to the contrary in this Agreement, if this Agreement is validly terminated pursuant to Section 8.01, then the right to receive the Parent Termination Fee (if payable in accordance with the terms hereof) and such other amounts, if any, referenced in Section 8.03(g) shall constitute the sole and exclusive remedies of the Company against (i) Parent, (ii) Merger Sub, (iii) the Guarantors, (iv) any of Parent’s, Merger Sub’s or the Guarantors’ former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) through (iv)), collectively, the “Parent Parties”) and (v) any Debt Financing Related Person, in each case for any breach, loss or damage suffered as a result of or relating to or arising out of this Agreement, the Commitment Letters, the Limited Guarantees or the other documents relating hereto, including the failure of the Transactions or Debt Financing to be consummated or for a breach or failure to perform hereunder or otherwise, and upon such termination and, if payable, the payment of the Parent Termination Fee and such other amounts, if any, referenced in Section 8.03(g), no Person shall have any rights or claims against the Parent Parties or any Debt Financing Related Person under this Agreement, the Commitment Letters, the Limited Guarantees, the other documents related to the Transactions, the Debt Financing, or otherwise, whether at law or equity, in contract in tort or otherwise, and the Parent Parties and the Debt Financing Related Persons shall not have any other liability relating to or arising out of this Agreement, the Commitment Letters, the Limited Guarantees, the other documents related to the Transactions, the Debt Financing, or otherwise, except (x) with respect to Parent and the Guarantors, in respect of the obligations set forth in Section 6.14(c), (y) for claims under the Confidentiality Agreement and (z) for claims under the Corpay Confidentiality Agreement. Nothing in this Section 8.03(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Party may be liable under this Agreement or the Transactions. For the avoidance of doubt, while the Company may pursue both (x) a grant of specific performance of the type contemplated by Section 9.02 and (y) the payment of the Parent Termination Fee pursuant to Section 8.03(d), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the consummation of the Transactions (including the Merger) and monetary damages, including all or any portion of the Parent Termination Fee and, if applicable, any payment pursuant to Section 8.03(g).

(f) Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Sections 8.02 and 8.03 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Merger Sub nor the Company would enter into this Agreement. The Company, Parent and Merger Sub acknowledge and agree that none of the Company Termination Fee or the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, and the Company, on the other hand, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. The parties hereto acknowledge and hereby agree that in no event shall (x) the Company be required to pay the Company Termination Fee on more than one occasion or (y) Parent be required to pay the Parent Termination Fee on more than one occasion.

(g) Any amounts payable pursuant to Section 8.03(b), Section 8.03(d) or this Section 8.03(g) shall be paid by wire transfer of immediately available funds in accordance with this Section 8.03 to an account designated by Parent or the Company, as applicable (such account designation to be provided in writing at least two (2) Business Days prior to the date such fee is to be paid). If the Company or Parent, as applicable, fails to pay when due any amount payable under Section 8.03(b) or Section 8.03(d), as applicable, and in order to collect such amount, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee, as applicable, then such party shall reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit, together with interest, which shall accrue on the Company Termination Fee, or the Parent Termination Fee, or portion thereof, as applicable, from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment, at the prime rate, plus 5%, as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment (such costs and expenses, the “Enforcement Expenses”); provided that the amount of such Enforcement Expenses shall not exceed $5,000,000 in the aggregate.

ARTICLE IX.

MISCELLANEOUS

Section 9.01. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), addressed as follows:

if to Parent or Merger Sub, to:

TPG Partners IX, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: Deirdre Harding

Email: [***]

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Oliver Smith; Darren Schweiger; Michael Diz

Email: oliver.smith@davispolk.com; darren.schweiger@davispolk.com;

michael.diz@davispolk.com

if to the Company, to:

AvidXchange Holdings, Inc.

1210 AvidXchange Lane

Charlotte, NC 28206

Attention: Ryan Stahl

Email: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: David Beller; Ian Nussbaum; Cathy Birkeland

Email: David.Beller@lw.com; Ian.Nussbaum@lw.com;

Cathy.Birkeland@lw.com

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.01; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.01. Each party will promptly update the other party of any change to the address or any of the other details specified in or pursuant to this Section 9.01.

Section 9.02. Remedies Cumulative; Specific Performance.

(a) The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that, subject in all respects to the terms and limitations set forth in this Section 9.02, the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity except as expressly set forth herein. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) Notwithstanding the foregoing, it is explicitly agreed that the Company shall only be permitted to seek or obtain specific performance or other equitable remedies enforcing Parent’s and Merger Sub’s obligations to effect the Closing or causing the Equity Financing to be funded, if and only in the event that: (i) all conditions in Section 7.01 and Section 7.02 have been satisfied or waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) at the time when the Closing would have been required to occur, (ii) the Financing has been funded or will be funded at the Closing, (iii) the Company has irrevocably confirmed in writing that (x) all of the conditions set forth in Section 7.03 have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), and (y) if the Financing is funded, then the Company would take such actions required of it by this Agreement to cause the Closing to occur and (iv) Parent and Merger Sub have failed to consummate the Closing prior to the third (3rd) Business Day following the delivery of such confirmation. Notwithstanding anything to the contrary in this Agreement, in the event that any party hereto initiates a proceeding seeking an injunction, specific performance or other equitable relief pursuant to this Section 9.02, no other party hereto shall object to any application to the court setting forth an expedited timeline to hear and determine such action.

Section 9.03. No Survival of Representations and Warranties. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and in any certificate or other writing delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.02, upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that this Section 9.03 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.07 and Section 6.10.

Section 9.04. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval. Notwithstanding anything to the contrary contained herein, Section 8.03(e), Section 9.04, Section 9.06(a), Section 9.07, Section 9.08, Section 9.09, Section 9.13 and Section 9.14 of this Agreement may not be amended, waived or otherwise modified in any manner that materially and adversely affects any Debt Financing Related Person without the prior written consent of each related Debt Financing Source.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.05. Disclosure Letter References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenant, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenant, as applicable) would be reasonably apparent on the face of such disclosure. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission to a third party by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract or Applicable Law shall be construed as an admission or indication to a third party that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s representations, warranties and/or covenants set forth in this Agreement.

Section 9.06. Binding Effect; Benefit; Assignment.

(a) This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) the former and present officers and directors of the Acquired Companies (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.07, as provided therein from and after the Effective Time and (ii) from and after the Effective Time, the holders of shares of Company Common Stock (other than Rollover Holders) and holders of Company Compensatory Awards shall be intended third-party beneficiaries of Article III and (iii) Parent Affiliated Management Company and Corpay each shall be an intended third-party beneficiary of, and may enforce, Section 8.03(b). Notwithstanding the foregoing, each party hereto agrees that the Debt Financing Related Persons are express third party beneficiaries of, and may enforce, the agreements for their benefit in Section 8.03(e), Section 9.04, this Section 9.06(a), Section 9.07, Section 9.08, Section 9.09, Section 9.13 and Section 9.14.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Applicable Law or otherwise without the prior written consent of the other parties. Any purported assignment in violation of this Section 9.06(b) shall be null and void. Notwithstanding the foregoing, this Agreement (and all rights, interests and obligations hereunder) may be assigned, in whole or in part, without the Company’s prior written consent, by (i) Merger Sub to any of its Affiliates that is a direct wholly owned Subsidiary of Parent or (ii) by Parent or Merger Sub for collateral security purposes to any Persons providing debt financing to Parent or Merger Sub pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing); provided that (A) no such assignment shall affect or relieve Parent or Merger Sub of their obligations under this Agreement and Parent and Merger Sub shall continue to remain liable for all such obligations and liabilities and (B) such assignment would prevent, materially impede or materially delay, or would reasonably be expected to prevent, materially impede or materially delay, the Closing or the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated hereby or perform its obligations under this Agreement.

Section 9.07. Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, each party hereto agrees that any Proceeding of any kind or description, whether at law or in equity, in contract, tort or otherwise, against the Debt Financing Related Persons in any way relating to this Agreement or any of the Transactions or the Debt Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letter, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any conflict of laws provision thereof that would cause the application of the Laws of another jurisdiction.

Section 9.08. Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of

Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 9.08 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.01. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Applicable Law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (i) that any Proceeding of any kind or nature (except to the extent relating to the interpretation of any provisions in this Agreement), whether at law or in equity, in contract, tort or otherwise, against a Debt Financing Related Person in connection with this Agreement, the Debt Financing or the Transactions, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action or proceeding in any other courts, (iii) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law, and (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court.

Section 9.09. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09. THE PROVISIONS OF THIS SECTION 9.09 SHALL APPLY TO ANY SUCH LEGAL ACTION OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE AGAINST ANY DEBT FINANCING RELATED PERSONS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE HEREUNDER OR THEREUNDER.

Section 9.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.11. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Corpay Confidentiality Agreement, the Rollover Agreements, the Voting and Support Agreement, the Equity Commitment Letters, the Limited Guarantees, and any other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed or delivered by Parent, Merger Sub, the Company or their respective Affiliates, as applicable, in connection with the Transactions, including the schedules and exhibits attached hereto and thereto, constitutes the entire agreement of the parties, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof; provided, however, that neither the Confidentiality Agreement nor the Corpay Confidentiality Agreement shall be superseded, each shall survive any termination of this Agreement and each shall continue in full force and effect until the earlier to occur of (i) the Effective Time and (ii) the date on which the Confidentiality Agreement or the Corpay Confidentiality Agreement, as applicable, expires in accordance with its terms or is validly terminated by the parties thereto.

Section 9.12. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.

Section 9.13. Non-Recourse. Without limiting the rights of the Company under and to the extent provided under Section 9.02, this Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto (and the Guarantors in accordance with the Limited Guarantees and any other Person expressly named a party to any other agreement entered into in connection with the Transactions) and then only with respect to the specific obligations set forth herein (or therein), with respect to such party. Except to the extent a named party to this Agreement (and the Guarantors in accordance with the Limited Guarantees and any other Person expressly named a party to any other agreement entered into in connection with the Transactions) (and then only to the extent of the specific obligations undertaken by such named party herein or therein, and not otherwise), (x) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement or any other party expressly named a party in any other agreement entered into in connection with the Transactions (whether for indemnification or otherwise) or of or for any Proceeding based on, arising out of, or related to this Agreement or the Transactions and (y) no Debt Financing Related Person shall have any liability (whether in contract, tort, equity or otherwise) to the Company or any of its Subsidiaries of or for any Proceeding based on, arising out of, or related to this Agreement, the Transactions, the Debt Financing, the Debt Financing Documents or the performance thereof or the transactions contemplated thereby; provided, however, that, notwithstanding the foregoing, nothing in this Section 9.13 shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Company under this Agreement or the obligations of the Debt Financing Related Persons to Parent, Merger Sub and following the consummation of the Closing, the Company and its Subsidiaries under the Commitment Letters and the Debt Financing Documents. Anything in this Section 9.13 or otherwise in this Agreement to the contrary notwithstanding, nothing in this Agreement shall in any way be deemed to amend, limit or modify the rights and obligations of Corpay or any of its controlled Affiliates, on the one hand, and the Company or its controlled Affiliates, on the other hand, under any other Contract involving any such parties to the extent unrelated to the Transactions (it being understood that the Company’s obligation to operate the business in accordance with Section 6.01(a) and Section 6.01(b) shall not be deemed to be related to the Transactions for the purposes of this sentence).

Section 9.14. No Recourse to Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, (a) none of the Debt Financing Related Persons shall have any liability to the Company or any of its Subsidiaries (or any of the respective current, former or future officers, directors, employees, agents, Representatives, stockholders, limited partners, managers, members or partners of the foregoing) relating to or arising out of (i) this Agreement, the Debt Commitment Letter, the Debt Financing or the Transactions contemplated thereby, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement or (iv) any failure of the Transactions contemplated hereunder to be consummated, in each case of the foregoing clauses (i) to (iv), whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity and (b) each of the Company on behalf of itself and its Affiliates (and any of the respective current, former or future officers, directors, employees, agents, Representatives, stockholders, limited partners, managers, members or partners of the foregoing) hereby (i) waives any and all rights or claims against the Debt Financing Related Persons in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or any of the other agreements entered into in connection with the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, and (ii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Related Persons in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or any of the other agreements entered into in connection with the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder; provided that nothing in this Section 9.14 (including the following sentence) shall limit the rights of any party to the Debt Commitment Letter or the Debt Financing Documents contemplated thereby to the extent set forth therein, including following the consummation of the Closing, the rights of the Company and its Subsidiaries under the Debt Financing Documents on and after the Closing Date to the extent the Company or its Subsidiaries are or become party thereto. The parties hereto agree that none of the Debt Financing Related Persons shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ARROW BORROWER 2025, INC.

By:	/s/ John Flynn
Name: John Flynn
Title: Authorized Signatory

ARROW MERGER SUB 2025, INC.

By:	/s/ John Flynn
Name: John Flynn
Title: Authorized Signatory

[Signature to Agreement and Plan of Merger]

AVIDXCHANGE HOLDINGS, INC.

By:	/s/ Michael Praeger
Name: Michael Praeger
Title: Chief Executive Officer

[Signature to Agreement and Plan of Merger]

Exhibit A

Form of Surviving Corporation Certificate of Incorporation

STATE OF DELAWARE

Amended and Restated

Certificate of Incorporation of [•]

1.	The name of the Company is [●] (the “Company”).

2.

The registered office of the Company in the State of Delaware is located at 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, Delaware 19807, United States of America, and the name of the registered agent whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.

3.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“Delaware General Corporation Law”).

4.	The total number of shares of capital stock that the Company has authority to issue is 1,000 shares, which will be designated Common Stock, par value $0.01 per share.

5.	Unless, and except to the extent that, the bylaws of the Company (the “Bylaws”) so require, the election of directors need not be by written ballot.

6.

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the board of directors of the Company (the “Board of Directors”) is expressly authorized from time to time to adopt, amend or repeal the Bylaws, provided that such authority shall not divest or limit the power of the stockholders to adopt, amend or repeal the Bylaws.

7.

Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Section 7, an “Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Company and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, the Company shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors or such indemnification is authorized by an agreement approved by the Board of Directors.

The Company shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law then so requires, the advancement of such expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 7 or otherwise.

The rights conferred on any person in this Section 7 shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise.

The rights conferred upon Indemnitees in this Section 7 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Section 7 that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Section 7 with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.

8.	Section 203 of the Delaware General Corporation Law shall not apply to the Company.

9.

To the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of Section 9, nor the adoption of any provision of this Certificate inconsistent with Section 9, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

10.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for: (a) any derivative action, suit or proceeding brought on behalf of the Company; (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders; (c) any action, suit or proceeding asserting a claim arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, or to interpret, apply, or determine the validity of, any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws; (d) any action, suit, or proceeding as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; and (e) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer, or other employee or stockholder of the Company governed by the internal affairs doctrine, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 10 shall not apply to actions, suits or proceedings brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 6, 2025, is entered into by and among Arrow Borrower 2025, Inc., a Delaware corporation (“Parent”), AvidXchange Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with this Agreement, (i) the Company, (ii) Parent and (iii) Arrow Merger Sub 2025, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A (the “Owned Shares”);

WHEREAS, the Owned Shares and any additional shares of Company Common Stock (the “Shares”) or other voting securities of the Company acquired by the Stockholders or their respective Controlled Affiliates (as defined herein) between the date hereof and the record date for the Company Stockholder Meeting (the “Record Date”) or pursuant to which the Stockholders or their respective Controlled Affiliates have the right and ability to vote as of the Record Date, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or other voting securities, or upon exercise or conversion of any securities, by the Stockholders or their respective Controlled Affiliates are referred to in this Agreement as, the “Covered Shares”;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent, the Company and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders and the Company acknowledge that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders and the Company set forth in this Agreement, and would not enter into the Merger Agreement if the Stockholders and the Company did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Stockholders and the Company hereby agree as follows:

Section 1. Agreement to Vote. From and after the date hereof until the Agreement Termination Date (as defined herein), at the Company Stockholder Meeting or any other meeting of the Company’s stockholders, however called, including any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholders agree to and agree to cause their applicable Controlled Affiliates to, take the following actions (or cause the applicable holder of record of their respective Covered Shares to take the following actions):

(a) to appear and be present (including by proxy or otherwise in accordance with the bylaws of the Company) at such meeting of the Company’s stockholders or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum;

(b) to affirmatively vote and cause to be voted by their respective Controlled Affiliates at such meeting in person or by proxy all of its and their respective Covered Shares in favor of (“for”), or, if action is to be taken by written consent in lieu of a meeting of the Company’s stockholders, deliver to the Company a duly executed affirmative written consent, with respect to all such Covered Shares, in favor of (“for”), the approval of the Merger, the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement (including any adjournment or postponement of the Company Stockholder Meeting) (the “Supported Matters”); and

(c) to vote or cause to be voted by their respective Controlled Affiliates at such meeting in person or by proxy, all of its and their respective Covered Shares against, and not provide any written consent with respect to (i) (1) any Acquisition Proposal or (2) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (ii) any action, proposal, transaction or agreement that is intended to or would (1) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders under this Agreement, (2) impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions expressly contemplated by the Merger Agreement or this Agreement or (3) change in any manner the voting rights of any class of shares of the Company (including any amendments to the certificate of incorporation of the Company or bylaws of the Company).

(d) Notwithstanding the foregoing, the obligations in this Section 1 shall only apply with respect to (A) sub-sections (a) and (b) to the extent that the Supported Matters are submitted for a vote at any such meeting or are the subject of any such written consent and (B) sub-section (c) to the extent that any Acquisition Proposal or any matter contemplated by Section 1(c)(ii) is submitted for a vote at any such meeting or is the subject of any such written consent. No Stockholder shall take or commit or agree to take any action inconsistent with the foregoing. For purposes of this Agreement, (i) “Controlled Affiliates” means, with respect to each of the Stockholders, any Person directly or indirectly controlled by or under common control with such Stockholder and (ii) “control” (when used with respect to the foregoing clause (i)) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the term “controlled by” has a correlative meaning to the foregoing.

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Section 2. Inconsistent Agreements. Except as contemplated by this Agreement, each Stockholder hereby represents, covenants and agrees that neither it nor any of its Controlled Affiliates:

(a) has entered into, or shall enter into at any time prior to the Agreement Termination Date, any voting agreement, voting trust or other similar agreement with respect to its Covered Shares;

(b) has granted, or shall grant at any time prior to the Agreement Termination Date, a proxy or power of attorney with respect to its Covered Shares, which is inconsistent with the obligations of such Stockholder pursuant to this Agreement; or

(c) has entered into any agreement that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

Section 3. Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement that reduces the amount of Merger Consideration or is otherwise adverse to the Stockholders relative to the other stockholders of the Company, (d) written notice of termination of this Agreement by Parent to the Stockholders and the Company or (e) mutual written agreement of each of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Agreement Termination Date”); provided, that the provisions set forth in Section 8 and Sections 12 through 27 shall survive the termination of this Agreement; provided, further that no such termination will relieve any party hereto from any liability for any material and willful breach of this Agreement occurring prior to such termination.

Section 4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

(a) As of the date hereof, such Stockholder is the record and/or beneficial owner of the Owned Shares set forth opposite such Stockholder’s name on Exhibit A and such Stockholder has good and valid title to such Owned Shares free and clear of Liens (other than as created by this Agreement or transfer restrictions arising under applicable federal or state securities Laws that will not impact such Stockholder’s ability to comply with this Agreement with respect to such Owned Shares). Except as set forth on Exhibit A, such Stockholder has the only voting power, power of disposition, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares and except as set forth on Exhibit A, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

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(b) Such Stockholder, if it is an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its, his or her obligations hereunder. If such Stockholder is an entity, the execution, delivery and performance of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby has been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder is necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, other than as contemplated by the Merger Agreement, and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder, nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions herein shall (A) conflict with or violate, any provision of the organizational documents of such Stockholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any properties or assets of such Stockholder is bound or affected or (C) violate any Law applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by such Stockholder of its obligations under this Agreement.

(d) As of the date hereof, there are no Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its or his Controlled Affiliates that would restrict, prohibit, materially delay or impair the ability of such Stockholder to perform its obligations under this Agreement.

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Section 5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and each Stockholder as follows:

(a) Parent is an entity duly organized, validly existing and in good standing under the laws of Delaware. Parent has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by Parent has been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each Stockholder and the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(b) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent, and (ii) the execution and delivery of this Agreement by Parent shall not (A) conflict with or violate, any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any properties or assets of Parent is bound or affected or (C) violate any Law applicable to Parent or any of Parent’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by Parent of its obligations under this Agreement.

(c) As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of Parent to perform its obligations under this Agreement.

Section 6. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and each Stockholder as follows:

(a) The Company is an entity duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by the Company has been duly and validly authorized by the Company and no other actions or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Stockholder and Parent, constitutes a legal, valid and binding obligation of the Company, subject to the Enforceability Exceptions.

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(b) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Company for the execution and delivery of this Agreement by the Company, and (ii) the execution and delivery of this Agreement by the Company shall not (A) conflict with or violate, any provision of the organizational documents of the Company, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any properties or assets of the Company is bound or affected or (C) violate any Law applicable to the Company or any of the Company’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

(c) As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement and the Merger Agreement.

Section 7. Certain Covenants of the Parties.

(a) Each Stockholder hereby covenants and agrees as follows:

(i) Prior to the Agreement Termination Date, and except as contemplated hereby, such Stockholder shall not (A) tender any Covered Shares into any tender or exchange offer or commence a tender or exchange offer for the Shares; (B) except for an Exempt Transfer, sell (constructively or otherwise), transfer, offer, exchange, pledge, lend, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of Law, through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement or otherwise); (C) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its Subsidiaries; (D) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote any voting securities of the Company to (I) not adopt or approve the Supported Matters or (II) approve any other matter that if approved would reasonably be expected to prevent, interfere with, discourage, impair or delay the consummation of the Supported Matters; (E) make any public announcement (other than public statements in support of the Merger) with respect to, or submit a proposal for, or offer for (with or without conditions), any Acquisition Proposal (including any public announcement with respect to an Acquisition Proposal); provided that nothing in this Agreement shall restrict any of the Stockholders from acquiring additional securities of the

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Company; provided, however, any securities acquired by any such Stockholder or its Controlled Affiliates after the date of this Agreement shall be subject to this Agreement in all respects; (F) form, join or in any way participate in a “group” (as defined in Section 13d-3 under the Exchange Act) in connection with any of the actions expressly described in any of clauses (A)-(E) of this Section 7(a)(i) (other than any “group” with any Affiliate of such Stockholder; provided that any such Affiliate agrees to be bound by the terms and conditions of this Agreement); or (G) agree (whether or not in writing) to take any of the actions referred to in this Section 7(a)(i). Any action in violation of this provision shall be void.

(ii) From and after the date hereof until the Agreement Termination Date, each Stockholder agrees that it shall not, and shall cause each of its Controlled Affiliates and instruct its and their respective Representatives not to, directly or indirectly, solicit, initiate, seek or knowingly facilitate or encourage the making, submission or announcement of any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(iii) Prior to the Agreement Termination Date, in the event that any Stockholder or any of its Controlled Affiliates acquires the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties hereto, be deemed Covered Shares and subject to the provisions of this Agreement in all respects, and the number of Owned Shares held by such Stockholder set forth on Exhibit A will be deemed amended accordingly.

(iv) For purposes of this Agreement, an “Exempt Transfer” means any transfer of Covered Shares (i) if the Stockholder is a natural person, (a) by will or intestacy, (b) to any immediate family member (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (c) to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder for bona fide estate planning purposes or (d) to a partnership, limited liability company or other entity of which the Stockholder and/or the immediate family of the Stockholder are the legal and beneficial owners of all of the outstanding equity securities or similar interests or (ii) if the Stockholder is a corporation, partnership, limited liability company, trust or other business entity, (a) to another corporation, partnership, limited liability company, trust or other business entity that is a Controlled Affiliate of such Stockholder or (b) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Stockholder or Affiliates of such Stockholder (including, for the avoidance of doubt, where such Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); provided that in the case of a transfer pursuant to clause (i) or (ii), (A) prior to such Exempt Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of a Stockholder herein and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement.

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(v) For the avoidance of doubt, any Covered Shares that are transferred by a Stockholder in an Exempt Transfer on or after the Record Date shall remain Covered Shares for purposes of Section 1.

(b) Notwithstanding anything to the contrary set forth herein, each Stockholder, its Controlled Affiliates and their respective Representatives may engage in such activities in their capacities as Representatives of the Company pursuant to, and subject to, Section 6.02 of the Merger Agreement. In addition, if specifically authorized by the Company Board (subject to the Company Board acting in compliance with and subject to Section 6.02 of the Merger Agreement), each Stockholder, its Controlled Affiliates and their respective Representatives may, in their capacities as Stockholders, enter into discussions and negotiations regarding (and, following valid termination of this Agreement, execute) a rollover or other reinvestment agreement or Contract with respect to their Covered Shares on substantially similar terms and conditions to the Rollover Agreement. The Company hereby acknowledges and agrees that each Stockholder and its Affiliates will be deemed to be “Representatives.”

Section 8. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its, his or her capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of such Stockholder or any Controlled Affiliate of such Stockholder, or any Representative of such Stockholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

Section 9. Appraisal Rights. The Stockholders shall not, and each Stockholder shall cause its Controlled Affiliates not to, exercise any rights to demand appraisal of any Covered Shares or right to dissent that may arise with respect to the Merger, and each Stockholder hereby waives any such rights of appraisal or rights to dissent that such Stockholder may have under Applicable Law. Each Stockholder agrees, and agrees to cause its Controlled Affiliates, not to commence or participate in any class action or other Proceeding with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of, or other claim against, the Company or the Company Board in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement or the transactions contemplated by the Merger Agreement (it being understood and agreed that nothing in this Section 9 shall restrict or prohibit such Stockholder or any Affiliate or Representative thereof from participating as a defendant or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against it or any of its Affiliates or Representatives relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, or from enforcing its rights under this Agreement).

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Section 10. Disclosure. Prior to the Agreement Termination Date, none of the Stockholders or Parent shall issue any press release or make any public statement with respect to this Agreement without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as such party reasonably determines is required by Applicable Law (including the Exchange Act) or the rules or regulations of any applicable U.S. securities exchange or Governmental Authority to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party hereto reasonable time to comment on such release or announcement in advance.

Section 11. Legal Filings. Notwithstanding anything to the contrary set forth herein, each Stockholder hereby permits the Company to include and disclose in the Proxy Statement, and in other such schedules, certificates, applications, agreements, press releases or documents as it may reasonably determine to be necessary or appropriate in connection with the consummation of the Merger, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s commitments, arrangements and understanding pursuant to this Agreement, subject to reasonable prior review and comment by such Stockholder.

Section 12. Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the Stockholders, Parent and the Company contained herein shall not survive the Agreement Termination Date, other than (a) those contained within the provisions that the parties hereto have agreed will survive the termination of this Agreement pursuant to Section 3 and (b) the last proviso of Section 3 hereof.

Section 13. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), addressed as follows:

if to Parent:

TPG Partners IX, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: Deirdre Harding

Email: [***]

with a copy (which shall not constitute notice) to:

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Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Oliver Smith; Darren Schweiger; Michael Diz

Email: oliver.smith@davispolk.com; darren.schweiger@davispolk.com;

michael.diz@davispolk.com

if to the Company:

AvidXchange Holdings, Inc.

1210 AvidXchange Lane

Charlotte, NC 28206

Attn: Ryan Stahl

Email: [***]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: David Beller; Ian Nussbaum; Cathy Birkeland

Email: David.Beller@lw.com; Ian.Nussbaum@lw.com;

Cathy.Birkeland@lw.com

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 14; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 14 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 14. Each party will promptly update the other party of any change to the address or any of the other details specified in or pursuant to this Section 14.

Section 15. Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. Any capitalized terms used in

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any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. For all purposes of this Agreement, whenever the term “beneficial owner” or “beneficially own” is used, it shall have the meaning set forth in Rule 13d-3 under the Exchange Act. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.

Section 16. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 17. No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the Company, which shall be and hereby is, an express third-party beneficiary of this Agreement.

Section 18. Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, or the negotiation, administration, performance and enforcement of this Agreement or the transactions contemplated by the Merger Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 19. Submission to Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such federal court.

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Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 19 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 14. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Applicable Law.

Section 20. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 21. Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject in all respects to the terms and limitations set forth in this Section 21, the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity except as expressly set forth herein. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 22. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.

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Section 23. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE UNDER THIS AGREEMENT OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT: (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.

Section 24. Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 25. Amendment. This Agreement may not be amended or otherwise modified (nor shall any provision be waived), except by a written instrument duly executed by the parties hereto.

Section 26. No Presumption Against Drafting Party. Each party hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Section 27. Stockholders. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that each representation, warranty, covenant, agreement and obligation of any Stockholder in this Agreement shall be a several representation, warranty, covenant, agreement or obligation (as applicable) of such Stockholder made solely as to such Stockholder. No Stockholder shall be responsible or liable in any way whatsoever for any representation, warranty, covenant, agreement or obligation of any other Stockholder in this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Arrow Borrower 2025, Inc.

By:	/s/ John Flynn
Name: John Flynn
Title: Authorized Signatory

Michael Praeger

By:	/s/ Michael Praeger

Green and Gold 2014 GRAT

By:	/s/ James Blakey
Name:James Blakey
Title:Trustee

Green and Gold 2015 GRAT

By:	/s/ James Blakey
Name: James Blakey
Title: Trustee

MP Charitable Trust

By:	/s/ Michael Praeger
Name:Michael Praeger
Title:Donor and Trustee

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AvidXchange Holdings, Inc.

By:	/s/ Ryan Stahl
Name:Ryan Stahl
Title:General Counsel, Senior Vice President and Secretary

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